As filed with the Securities and Exchange Commission on June 6, 2007
                                                  Registration Number 333-______
================================================================================
                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM SB-2

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                              ZEEZOO SOFTWARE CORP.
                 (Name of small business issuer in its charter)

           NEVADA                              7372                      84-1724410
  (State or jurisdiction of        (Primary Standard Industrial       (I.R.S. Employer
incorporation or organization)      Classification Code Number)      Identification No.)

                          2033 Gateway Place, 6th Floor
                               San Jose, CA 95110
                                Ph: 408-573-5959
                                Fax: 408-437-1201
         (Address and telephone number of principal executive offices).

                             Nevada Agency and Trust
              Suite 880, 50 West Liberty Street, Reno NV, USA 89501
                              Phone: (775) 322-0626
            (Name, address and telephone number of agent for service)

                        COPIES OF ALL COMMUNICATIONS TO:
                            The O'Neal Law Firm, P.C.
                            14835 East Shea Boulevard
                               Suite 103, PMB 494
                          Fountain Hills, Arizona 85268
                              (480) 812-5058 (tel)
                              (480) 816-9241 (fax)

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933. [X]

If this Form is filed to register additional securities for an Offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same Offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same Offering. [ ]

If this Form is a post effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same Offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE
======================================================================================================
Title of Each Class                          Proposed Maximum       Proposed Maximum        Amount of
of Securities To Be       Amount To Be        Offering Price       Aggregate Offering     Registration
  Registered (1)           Registered           Per Unit(2)              Price               Fee(2)
------------------------------------------------------------------------------------------------------
Common Stock              840,000 shares      $0.05 per share          $42,000.00             $1.29
======================================================================================================

(1) An indeterminate number of additional shares of common stock shall be issuable pursuant to Rule 416 to prevent dilution resulting from stock splits, stock dividends or similar transactions and in such an event the number of shares registered shall automatically be increased to cover the additional shares in accordance with Rule 416 under the Securities Act.
(2) Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(c) under the Securities Act.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
================================================================================

                              SUBJECT TO COMPLETION

                                   PROSPECTUS
                              ZEEZOO SOFTWARE CORP.
                              A NEVADA CORPORATION
                                840,000 SHARES OF
                                  COMMON STOCK

This prospectus relates to 840,000 shares of common stock of Zeezoo Software Corp., a Nevada corporation, which may be resold by selling stockholders named in this prospectus. We have been advised by the selling stockholders that they may offer to sell all or a portion of their shares of common stock being offered in this prospectus from time to time. The selling stockholders will sell their shares of our common stock at a price of $0.05 per share until shares of our common stock are quoted on the OTC Bulletin Board, or listed for trading or quoted on any other public market, and thereafter at prevailing market prices or privately negotiated prices. Our common stock is presently not traded on any market or securities exchange, and we have not applied for listing or quotation on any public market. Further, there is no assurance that our common stock will ever trade on any market or securities exchange. We will not receive any proceeds from the resale of shares of common stock by the selling stockholders. We will pay for all of the expenses related to this offering.

OUR BUSINESS IS SUBJECT TO MANY RISKS AND AN INVESTMENT IN OUR COMMON STOCK WILL ALSO INVOLVE A HIGH DEGREE OF RISK. YOU SHOULD INVEST IN OUR COMMON STOCK ONLY IF YOU CAN AFFORD TO LOSE YOUR ENTIRE INVESTMENT. YOU SHOULD CAREFULLY CONSIDER THE VARIOUS RISK FACTORS DESCRIBED BEGINNING ON PAGE 4 BEFORE INVESTING IN OUR COMMON STOCK.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDERS MAY NOT SELL OR OFFER THESE SECURITIES UNTIL THIS REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                   The date of this Prospectus is _____, 2007.

                                TABLE OF CONTENTS

                                                                        Page No.
                                                                        --------
Prospectus Summary and Risk Factors                                        3
Use of Proceeds                                                            11
Determination of Offering Price                                            11
Dilution                                                                   11
Selling Security Holders                                                   11
Plan of Distribution                                                       13
Legal Proceedings                                                          15
Directors, Executive Officers, Promoters and Control Persons               15
Security Ownership of Certain Beneficial Owners and Management             17
Description of Securities                                                  17
Interest of Named Experts and Counsel                                      18
Disclosure of Commission Position on Indemnification for Securities        18
 Act Liabilities                                                           18
Organization within Last Five Years                                        18
Description of Business                                                    26
Plan of Operation                                                          30
Description of Property                                                    30
Certain Relationships and Related Transactions                             30
Market for Common Equity and Related Stockholder Matters                   30
Executive Compensation                                                     32
Financial Statements                                                       33
Changes in and Disagreements with Accountants on Accounting and
 Financial Disclosure                                                      33

                       PROSPECTUS SUMMARY AND RISK FACTORS

                                   THE COMPANY

Zeezoo Software Corp. (referred to in this prospectus as "Zeezoo", "us", "we" and "our") was incorporated on November 14, 2006, in the State of Nevada. Our principal executive offices are located at 2033 Gateway Place, 6th Floor San Jose, CA 95110. Our telephone number is (408) 573-5959. As of the date of this prospectus, we are a development stage company with no revenue and limited operations to date.

Subsequent to our incorporation, we have been in the process of establishing ourselves as a company that will focus its operations on the development of software applications for use by domain name registration ("DNR") companies. Examples of DNR companies are networksolutions.com, godaddy.com and register.com. We are currently developing a software program that we have named Paragon. Paragon is not yet completely developed and has not been tested for commercial use. When completed, we believe it will be a useful tool to generate potential website names for a user who has provided certain guidelines or information, from which potential domain names may be created. It is being developed to use pattern recognition to generate names that are relevant to the user's business and interests.

We currently have no revenues and no clients for our product. We anticipate that Paragon will not be ready for commercial sale for at least 16-18 months from the date hereof. On completion of successful development and testing, this software will ultimately be made available to the DNR companies to integrate within their web site. We plan on earning revenues through DNR company customers, that will be payable to us as a commission when the customer registers a domain name while using our software.

Since  incorporation,  we have  not made any  significant  purchases  or sale of
assets,   nor  have  we  been   involved  in  any   mergers,   acquisitions   or
consolidations. Zeezoo has never declared bankruptcy, has never been in receivership, and has never been involved in any legal action or proceedings.

                         NUMBER OF SHARES BEING OFFERED

This prospectus covers the resale by the selling stockholders named in this prospectus of up to 840,000 shares of our common stock. The offered shares were acquired by the selling stockholders in private placement transactions, which were exempt from the registration requirements of the Securities Act of 1933. The selling stockholders will sell their shares of our common stock at a maximum of $0.05 per share until our common stock is quoted on the OTC Bulletin Board, or listed for trading or quotation on any other public market, and thereafter at prevailing market prices or privately negotiated prices. Our common stock is presently not traded on any market or securities exchange and we have not applied for listing or quotation on any public market. Further, there is no assurance that our common stock will ever trade on any market or securities exchange. Please see the Plan of Distribution section at page 13 of this prospectus for a detailed explanation of how the common shares may be sold.

                          NUMBER OF SHARES OUTSTANDING

There were 2,840,000 shares of our common stock issued and outstanding at June 5, 2007.

                                 USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the shares of our common stock being offered for sale by the selling stockholders. We will incur all costs associated with this registration statement and prospectus.

                        SUMMARY OF FINANCIAL INFORMATION

The summarized consolidated financial data presented below is derived from and should be read in conjunction with our audited financial statements from November 14, 2006 (date of inception) to April 30, 2007, including the notes to those financial statements which are included elsewhere in this prospectus along with the section entitled "Plan of Operation" beginning on page 25 of this prospectus.

                                                            As at April 30, 2007
                                                            --------------------

       Current Assets                                           $ 50,000
       Current Liabilities                                         6,615
       Shareholders' Equity                                     $ 48,246

                                                          From November 14, 2006
                                                            to April 30, 2007
                                                            -----------------
       Revenue                                                  $     --
       Net Loss                                                 $ (1,754)

We have just commenced our operations and are currently without revenue. Our company has no employees at the present time. As of April 30,2007, our accumulated deficit was $(1,754). We anticipate that we will operate in a deficit position, and will continue to sustain net losses for the foreseeable future.

                                  RISK FACTORS

The securities offered hereby are highly speculative and should be purchased only by persons who can afford to lose their entire investment in Zeezoo. Each prospective investor should carefully consider the following risk factors, as well as all other information set forth elsewhere in this prospectus, before purchasing any of the shares of our common stock.

WE HAVE NO OPERATING HISTORY AND HAVE MAINTAINED LOSSES SINCE INCEPTION, WHICH WE EXPECT TO CONTINUE INTO THE FUTURE.

We were incorporated on November 14, 2006, and have very limited operations. We have not realized any revenues to date. Our product is under development and is not ready for commercial sale. We have no operating history at all upon which an evaluation of our future success or failure can be made. Our net loss from inception to April 30, 2007 is $(1,754). Based upon our proposed plans, we expect to incur operating losses in future periods. This will happen because there are substantial costs and expenses associated with the development, testing and marketing of our product. We currently believe we are at least 16-18 months away from generating our first revenues. We may fail to generate revenues in the future. If we cannot attract a significant number of users, we will not be able to generate any significant revenues or income. Failure to generate revenues will cause us to go out of business because we will not have the money to pay our ongoing expenses.

In particular, additional capital may be required in the event that:

     - the actual expenditures required to be made are at or above the higher range of our estimated expenditures;
     - we incur unexpected costs in completing the development of our product or encounter any unexpected technical or other difficulties;
     - we incur delays and additional expenses as a result of technology failure;
     -    we are unable to create a substantial market for our products; or
     -    we incur any significant unanticipated expenses.

The occurrence of any of the aforementioned events could adversely affect our ability to meet our business plans and achieve a profitable level of operations.

IF WE ARE UNABLE TO OBTAIN THE NECESSARY FINANCING TO IMPLEMENT OUR BUSINESS PLAN WE WILL NOT HAVE THE MONEY TO PAY OUR ONGOING EXPENSES AND WE MAY GO OUT OF BUSINESS.

Our budgeted expenditures for the next twelve months are $50,000, and we anticipate needing approximately $17,705 for expenses associated with this Registration Statement (See ITEM 25 "Other Expenses if Issuance and Distribution"). Therefore, we presently have a budgeted shortfall of $24,505.

Because we have not generated any revenue from our business, and we are 16-18 months away from being in a position to generate revenues, we will need to raise additional funds for the future development of our business and to respond to unanticipated requirements or expenses. Our current cash balances will be extinguished by December 2007, provided we do not have any unanticipated expenses. We do not currently have any arrangements for financing and we can provide no assurance to investors we will be able to find such financing.

Our ability to successfully develop our product and to eventually produce and sell it to generate operating revenues depends on our ability to obtain the necessary financing to implement our business plan. Given that we have no operating history, no revenues and only losses to date, we may not be able to achieve this goal, and if this occurs we will not be able to pay for our operations and we may go out of business. We will likely need to issue additional equity securities in the future to raise the necessary funds. We do not currently have any arrangements for additional financing and we can provide no assurance to investors we will be able to find such financing if further funding is required. Obtaining additional financing would be subject to a number of factors, including investor acceptance of our product and our business model. The issuance of additional equity securities by us would result in a significant dilution in the equity interests of our current stockholders. The resale of shares by our existing shareholders pursuant to this prospectus may result in significant downward pressure on the price of our common stock and cause negative impact on our ability to sell additional equity securities. Obtaining loans will increase our liabilities and future cash commitments.

There can be no assurance that capital will continue to be available if necessary to meet future funding needs or, if the capital is available, that it will be on terms acceptable to us. If we are unable to obtain financing in the amounts and on terms deemed acceptable to us, we may be forced to scale back or cease operations, which might result in the loss of some or all of your investment in our common stock.

IF OUR ESTIMATES RELATED TO EXPENDITURES ARE ERRONEOUS OUR BUSINESS WILL FAIL AND YOU WILL LOSE YOUR ENTIRE INVESTMENT.

Our success is dependent in part upon the accuracy of our management's estimates of expenditures, which are currently budgeted at $67,705 for the next 12 months. (See "Plan of Operation".) If such estimates are erroneous or inaccurate we may not be able to carry out our business plan, which could, in a worst-case scenario, result in the failure of our business and you losing your entire investment.

OUR BUSINESS MODEL MAY NOT BE SUFFICIENT TO ENSURE OUR SUCCESS IN OUR INTENDED MARKET

Our survival is currently dependent upon the success of our efforts to gain market acceptance of one product that ultimately represents a small sector in the overall Internet domain name industry. Should our services be too narrowly focused or should the target market not be as responsive as we anticipate, we may not have in place alternate products or services that we can offer to ensure our survival.

IF WE ARE UNABLE TO COMPLETE THE DEVELOPMENT OF OUR PARAGON SOFTWARE PROGRAM WE WILL NOT BE ABLE TO GENERATE REVENUES AND YOU WILL LOSE YOUR INVESTMENT.

We have not completed development of the Paragon software program and we have no contracts or licenses for the sale or use of our software program. The success of our proposed business will depend on its completion and the acceptance of our product by domain name registration businesses and the general public. Achieving such acceptance will require significant marketing investment. Our product, once developed and tested, may not be accepted by our customers at sufficient levels to support our operations and build our business. If the software program that we develop is not accepted at sufficient levels, our business will fail.

OUR SOFTWARE PROGRAM, WHEN DEVELOPED, MAY CONTAIN DEFECTS THAT WILL MAKE IT MORE DIFFICULT FOR US TO ESTABLISH AND MAINTAIN CUSTOMERS.

Despite testing during development, our software program may contain undetected design faults and software errors, or "bugs," that are discovered only after it has been installed and used by customers. Any such default or error could cause delays in delivering our product or require design modifications. These could adversely affect our competitive position and cause us to lose potential customers or opportunities. In addition, our software program has yet to gain widespread acceptance in the market, any delays would likely have a more detrimental impact on our business than if we were a more established company.

WE  CURRENTLY  HAVE  NO  PROTECTION  BY ANY  TRADEMARKS,  PATENTS  AND/OR  OTHER
INTELLECTUAL   PROPERTY   REGISTRATIONS.   IF  WE  ARE  UNABLE  TO  PROTECT  OUR
INTELLECTUAL PROPERTY RIGHTS, OUR PROPOSED BUSINESS WILL FAIL.

We have not applied for any trademark, patent or other intellectual property registration with any governmental agency for our name or for our software product. At present we have non-disclosure agreements with our employees to protect our technology. Despite our precautions taken to protect our software programs, unauthorized parties may attempt to reverse engineer, copy or obtain and use our software programs. If they are successful we could lose our technology or they could develop similar programs, which could create more competition for us and even cause our proposed business operations to fail.

WE DEPEND TO A SIGNIFICANT EXTENT ON CERTAIN KEY PERSONNEL, THE LOSS OF ANY OF WHOM MAY MATERIALLY AND ADVERSELY AFFECT OUR COMPANY.

Currently, we have only two employees and they are also our officers and directors. We depend entirely on Mr. Gugol and Mr. Mercado for all of our operations. The loss of either person will have a substantial negative effect on our company and may cause our business to fail. Neither of our officers and directors has been compensated for their services since our incorporation, and it is highly unlikely that they will receive any compensation unless and until we generate substantial revenues. There is intense competition for skilled personnel, particularly in the field of software development. There can be no assurance that we will be able to attract and retain qualified personnel on acceptable terms. The loss of either Mr. Gugol or Mr. Mercado could prevent us from completing the development of our software program. In the event of the loss of services of such personnel, no assurance can be given that we will be able to obtain the services of adequate replacement personnel.

We do not have any employment agreements or maintain key person life insurance policies on our officers and directors. We do not anticipate entering into employment agreements with them or acquiring key man insurance in the foreseeable future.

WE HAVE NO SALES AND MARKETING EXPERIENCE.

We have not completed the development of our software program and have yet to make any commercial sales or enter into any license agreements with our software program. While our officers and directors have experience in developing Information Technology and Web based software applications, they have no experience in marketing such software programs and no distribution system for our product has yet been developed. While we have plans for marketing and sales, there can be no assurance that such efforts will be successful. Our future success will depend, among other factors, upon whether our product can generate sufficient revenues and the extent to which consumers adopt, and continue to use it. There can be no assurance that our product will gain wide acceptance in our target markets or that we will be able to effectively market our product.

WE MAY NOT BE ABLE TO COMPETE EFFECTIVELY AGAINST OUR COMPETITORS.

We are engaged in a rapidly evolving field. Competition from other companies in the internet software industry is intense and expected to increase. Many of our competitors have substantially greater resources, research and development staff, sales and marketing staff, and facilities than ourselves. In addition, other recently developed technologies are, or may in the future be, the basis of competitive products. There can be no assurance that the our competitors will not develop technologies and products that are more effective than those being developed by ourselves or that would render the our technology and products obsolete or noncompetitive.

We are engaged in a highly competitive industry in our target market of domain name registration companies and internet based software tools, and this competition is only expected to increase. There are currently hundreds of DNR companies that provide domain name registration services. Although we are not aware of any that have products that provide assistance to users in generating names based upon supplying key words, they may do so. We are also unaware of any company that provides services such as we are planning to DNR companies. However, other companies may develop programs which offer guidance in name selection which are superior to our proposed program or before our proposed program is completed. We are aware of two domain name generation software programs, namely axior.com, and nameboy.com, but they do not offer this service to DNR companies and provide it for free to the end user. There is a risk that they could modify their software to offer their services to name registrars.

There can be no assurance that we will be able to effectively compete with our competitors or that their present and future offerings would render our product obsolete or noncompetitive.

OUR OFFICERS AND DIRECTORS ARE ENGAGED IN OTHER ACTIVITIES AND MAY NOT DEVOTE SUFFICIENT TIME TO OUR AFFAIRS, WHICH MAY AFFECT OUR ABILITY TO CONDUCT OPERATIONS AND GENERATE REVENUES.

The persons serving as our officers and directors have existing responsibilities and have additional responsibilities to provide management and services to other entities. Mr. Gugol, our President and director, is also an Application Development Manager for the Data Edge Corporation in Manilla, Philippines. We expect Mr. Gugol to spend approximately 30 hours a week on the business of our company. Mr. Mercado, our Secretary Treasurer and one of our directors, is also an independent information technology and internet application development consultant. We expect Mr. Mercado to spend approximately 20 hours or more a week on the business of our company. As a result, demands for the time and attention from our directors and officers from our company and other entities may conflict from time to time. Because we rely primarily on our directors and officers to maintain our business contacts and to promote our product, their limited devotion of time and attention to our business may hurt the operation of our business.

AS WE ARE PLANNING TO OUTSOURCE THE DEVELOPMENT OF OUR PARAGON SOFTWARE PRODUCT TO OUTSIDE COMPANIES, WE CANNOT BE SURE THAT OUR PRODUCT WILL NOT VIOLATE THE INTELLECTUAL PROPERTY RIGHTS OF OTHERS. IF IT DOES VIOLATE THE INTELLECTUAL PROPERTY RIGHTS OF OTHERS, WE MAY NOT BE ABLE TO PROTECT THE INTELLECTUAL
PROPERTY RIGHTS ASSOCIATED WITH THE OUR PRODUCT AND OUR BUSINESS MAY BE ADVERSELY AFFECTED. ANY LITIGATION RELATED TO THE ENFORCEMENT OR DEFENSE OF INTELLECTUAL PROPERTY RIGHTS IN CONNECTION WITH OUR PRODUCT MAY BE TIME-CONSUMING AND COSTLY.

We are planning to outsource the development of our product to outside companies. As a result, we cannot be sure that our software will not violate the intellectual property rights of others. If it does so, we may not be able to protect the intellectual property rights associated with our product. Other persons may bring claims against us alleging that we have infringed on their intellectual property rights or claims that our intellectual property rights are not valid. Any claims against us, with or without merit, could be time consuming and costly to defend or litigate, divert our attention and resources, result in the loss of goodwill associated with our business, require us to make changes to our product and/or cause us to cease selling our product entirely, and discontinue operations.

OUR SUCCESS DEPENDS ON THIRD PARTIES TO SELL OUR PRODUCT TO THEIR OWN CUSTOMERS.

We intend to sell our product to customers of domain name registration companies. We are planning to host our software product through software, networks and websites of these companies, who in turn would make it available for use by their own customers seeking to register a domain name. Our future revenues will depend in large part on sales of our product through these relationships. We may not be successful in developing these relationships. Entities that use our products may compete with us by offering their own name seeking software tools. In addition, these companies may not dedicate sufficient resources or give sufficient priority to selling our product to their customers.

Because we are planning to sell our Paragon product to DNR companies who in turn will provide for use by their own end use customers, there is a strong likelihood we will also become dependent on a few customers. This dependence will be even more significant as long as the English version is the sole product. At present, the top 10 DNR companies control over 54% of the total domains. GoDaddy is the largest with over 13.4 million domains. The second largest, which is less than 50% the size of GoDaddy, is Network Solutions with
6.6 million names.

Our failure to develop these channels, the loss of a relationship or a decline in the efforts of a company material to our sales could prevent us from generating sufficient revenues to become profitable.

IF OUR PRODUCT DOES NOT INTEROPERATE WITH OUR CUSTOMERS' NETWORKS, ORDERS FOR OUR PRODUCT WILL BE DELAYED OR CANCELLED, WHICH COULD HARM OUR BUSINESS.

All or most of our customers for our service will likely request that our product to interoperate with their existing networks, which may have different specifications and use multiple standards. Our customers' networks may contain multiple generations of products from different vendors that have been added over time. Our product must interoperate with these products as well as with future products in order to meet our customers' requirements. In some cases, we may be required to modify our product to achieve a sale, which may result in a longer sales cycle, increased research and development expense, and reduced operating margins. If our product does not interoperate with existing equipment or software in our customers' networks, installations could be delayed, or orders for our products and services could be cancelled.

OUR INDEPENDENT AUDITORS' REPORT STATES THAT THERE IS A SUBSTANTIAL DOUBT THAT WE WILL BE ABLE TO CONTINUE AS A GOING CONCERN.

Our independent auditors, Moore and Associates, Chartered, state in their audit report, dated May 31, 2007 and included with this prospectus, that since we are a development stage company, have no established source of revenue and are dependent on our ability to raise capital from shareholders or other sources to sustain operations, there is a substantial doubt that we will be able to continue as a going concern.

This qualification clearly highlights that we will, in all likelihood, continue to incur expenses without significant revenues into the foreseeable future until our product gains significant popularity. Our only source of funds to date has been the sale of our common stock. Because we cannot assure anyone at this stage that we will be able to generate enough interest in our product or that we will be able to generate any significant revenues or income, the identification of new sources equity financing is significantly more difficult, and if we are successful in closing on any new financing, existing investors will experience substantially more dilution. The ability to obtain debt financing is also severely impacted, and likely not even feasible, given that we do not have revenues or profits to pay interest or repay principal.

As a result, if we are unable to obtain additional financing at this stage in our operations, our business will fail and you may lose some or all of your investment in our common stock.

INVESTORS WILL HAVE LITTLE VOICE REGARDING THE MANAGEMENT OF ZEEZOO DUE TO THE LARGE OWNERSHIP POSITION HELD BY OUR EXISTING MANAGEMENT AND THUS IT WOULD BE DIFFICULT FOR NEW INVESTORS TO MAKE CHANGES IN OUR OPERATIONS OR MANAGEMENT, AND THEREFORE, SHAREHOLDERS WOULD BE SUBJECT TO DECISIONS MADE BY MANAGEMENT AND THE MAJORITY SHAREHOLDERS, INCLUDING THE ELECTION OF DIRECTORS.

Officers and directors directly own 2,000,000 shares of the total of 2,840,000 issued and outstanding shares of Zeezoo's common stock and are in a position to continue to control Zeezoo. Of these 2,840,000 shares, Mr. Joel Gugol, our President, owns 1,000,000 shares and Mr. Erickson Mercado, our Secretary Treasurer and CFO owns 1,000,000 shares. Collectively they own 70.42% of our total outstanding common shares. Such control may be risky to the investor because our company's operations are dependent on a very few people who could lack ability, or interest in pursuing our operations. In such event, our business may fail and you may lose your entire investment. Moreover, investors will not be able to effect a change in the company's board of directors, business or management.

RISKS ASSOCIATED WITH OUR COMMON STOCK

DIFFICULTY FOR ZEEZOO STOCKHOLDERS TO RESELL THEIR STOCK DUE TO A LACK OF PUBLIC TRADING MARKET

There is presently no public trading market for our common stock, we have not applied for a trading symbol or quotation, and it is unlikely that an active public trading market can be established or sustained in the foreseeable future. We intend to seek out a market maker to apply to have our common stock quoted on the OTC Bulletin Board upon effectiveness of this Form SB-2. However, there can be no assurance that Zeezoo' shares will be quoted on the OTC Bulletin Board. Until there is an established trading market, holders of our common stock may find it difficult to sell their stock or to obtain accurate quotations for the price of the common stock. If a market for our common stock does develop, our stock price may be volatile.

BROKER-DEALERS MAY BE DISCOURAGED FROM EFFECTING TRANSACTIONS IN OUR SHARES BECAUSE THEY ARE CONSIDERED PENNY STOCKS AND ARE SUBJECT TO THE PENNY STOCK RULES.

Rules 15g-1 through 15g-9 promulgated under the Securities Exchange Act of 1934 impose sales practice and disclosure requirements on NASD broker-dealers who make a market in "penny stocks". A penny stock generally includes any non-Nasdaq equity security that has a market price of less than $5.00 per share. Our shares currently are not traded on Nasdaq nor on any other exchange nor are they quoted on the OTC/Bulletin Board or "OTC/BB". Following the date that the registration statement, in which this prospectus is included, becomes effective we hope to find a broker-dealer to act as a market maker for our stock and file on our behalf with the NASD an application on Form 15c(2)(11) for approval for our shares to be quoted on the OTC/BB. As of the date of this prospectus, we have not attempted to find a market maker to file such application for us. If we are successful in finding such a market maker and successful in applying for quotation on the OTC/BB, it is very likely that our stock will be considered a "penny stock". In that case, purchases and sales of our shares will be generally facilitated by NASD broker-dealers who act as market makers for our shares. The additional sales practice and disclosure requirements imposed upon broker-dealers may discourage broker-dealers from effecting transactions in our shares, which could severely limit the market liquidity of the shares and impede the sale of our shares in the secondary market.

Under the penny stock regulations, a broker-dealer selling penny stock to anyone other than an established customer or "accredited investor" (generally, an individual with net worth in excess of $1,000,000 or an annual income exceeding $200,000, or $300,000 together with his or her spouse) must make a special suitability determination for the purchaser and must receive the purchaser's written consent to the transaction prior to sale, unless the broker-dealer or the transaction is otherwise exempt.

In addition, the penny stock regulations require the broker-dealer to deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the Commission relating to the penny stock market, unless the broker-dealer or the transaction is otherwise exempt. A broker-dealer is also required to disclose commissions payable to the broker-dealer and the registered representative and current quotations for the securities. Finally, a broker-dealer is required to send monthly statements disclosing recent price information with respect to the penny stock held in a customer's account and information with respect to the limited market in penny stocks.

WE INTEND TO BECOME SUBJECT TO THE PERIODIC REPORTING REQUIREMENTS OF THE SECURITIES EXCHANGE ACT OF 1934, WHICH WILL REQUIRE US TO INCUR AUDIT FEES AND LEGAL FEES IN CONNECTION WITH THE PREPARATION OF SUCH REPORTS. THESE ADDITIONAL COSTS WILL NEGATIVELY AFFECT OUR ABILITY TO EARN A PROFIT.

Following the effective date of the registration statement in which this prospectus is included, we will be required to file periodic reports with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934 and the rules and regulations thereunder. In order to comply with such requirements, our independent registered auditors will have to review our financial statements on a quarterly basis and audit our financial statements on an annual basis. Moreover, our legal counsel will have to review and assist in the preparation of such reports. The costs charged by these professionals for such services cannot be accurately predicted at this time because factors such as the number and type of transactions that we engage in and the complexity of our reports cannot be determined at this time and will have a major affect on the amount of time to be spent by our auditors and attorneys. However, the incurrence of such costs will obviously be an expense to our operations and thus have a negative effect on our ability to meet our overhead requirements and earn a profit.

INVESTORS THAT NEED TO RELY ON DIVIDEND INCOME OR LIQUIDITY SHOULD NOT PURCHASE SHARES OF OUR COMMON STOCK.

We have not declared or paid any dividends on our common stock since our inception, and we do not anticipate paying any such dividends for the foreseeable future. Investors that need to rely on dividend income should not invest in our common stock, as any income would only come from any rise in the market price of our common stock, which is uncertain and unpredictable. Investors that require liquidity should also not invest in our common stock. There is no established trading market and should one develop, it will likely be volatile and subject to minimal trading volumes.

BECAUSE WE CAN ISSUE ADDITIONAL SHARES OF COMMON STOCK, PURCHASERS OF OUR COMMON STOCK MAY INCUR IMMEDIATE DILUTION AND MAY EXPERIENCE FURTHER DILUTION.

We are authorized to issue up to 50,000,000 shares of common stock. At present, there are 2,840,000 common shares issued and outstanding. Our Board of Directors has the authority to cause us to issue additional shares of common stock without consent of any of our stockholders. Consequently, the stockholders may experience more dilution in their ownership of Zeezoo in the future.

SINCE OUR OFFICERS AND DIRECTORS OWN A SIGNIFICANT PERCENTAGE OF OUR ISSUED AND OUTSTANDING COMMON STOCK, ANY FUTURE SALES OF THEIR SHARES MAY RESULT IN A DECREASE IN THE PRICE OF OUR COMMON STOCK AND THE VALUE OF OUR STOCKHOLDER'S INVESTMENT

Our officers and directors, currently own 2,000,000 shares of the total of 2,840,000 issued and outstanding shares of our common stock. Collectively they own 70.42% of our total outstanding common shares. These shares will be available for resale to the public after November 14, 2007 in accordance with Rule 144 of the Act. Under Rule 144 as currently in effect, they would be entitled to sell within any three month period a number of shares that does not exceed the greater of: 1% of the number of shares of our common stock then outstanding which, in this case, will currently equate to approximately 28,400 shares; or the average weekly trading volume of Zeezoo common stock during the four calendar weeks, preceding the filing of a notice on form 144 with respect to the sale.

 The possibility of future sales of significant amounts of shares held by them could decrease the market price of our common stock if the marketplace does not orderly adjust to the increase in shares in the market. In such case, the value of your investment in us will decrease.

OTHER RISKS

BECAUSE ALL OF OUR OFFICERS AND DIRECTORS ARE LOCATED IN NON-U.S. JURISDICTIONS, YOU MAY HAVE NO EFFECTIVE RECOURSE AGAINST THE MANAGEMENT FOR MISCONDUCT AND MAY NOT BE ABLE TO ENFORCE JUDGEMENT AND CIVIL LIABILITIES AGAINST OUR OFFICERS AND DIRECTORS.

All of our directors and officers are nationals and residents of countries other than the United States, and they all reside in the Philippines. As a result, it may be difficult for investors to enforce within the United States any judgments obtained against our officers or directors, including judgments predicated upon the civil liability provisions of the securities laws of the United States.

                           FORWARD LOOKING STATEMENTS

This prospectus contains forward-looking statements, which relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "may", "should", "expects", "plans", "anticipates", "believes", "estimates", "predicts", "potential" or "continue" or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks in the section entitled "Risk Factors" on pages 4-10 that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding the direction of our business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested herein. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results. The safe harbor for forward-looking statements provided in the Private Securities Litigation Reform Act of 1995 does not apply to the offering made in this prospectus.

              SECURITIES AND EXCHANGE COMMISSION'S PUBLIC REFERENCE

Any member of the public may read and copy any materials filed by us with the Securities and Exchange Commission (the "SEC") at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at

1-800-SEC-0330. The SEC maintains an Internet website (http://www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.

                                  THE OFFERING

This prospectus covers the resale by certain selling stockholders of 840,000 shares of common stock, which were issued pursuant to a private placement offering made by Zeezoo pursuant to Regulation S promulgated under the Securities Act.

                                 USE OF PROCEEDS

The shares of common stock offered hereby are being registered for the account of the selling stockholders identified in this prospectus. All proceeds from the sale of the common stock will go to the respective selling stockholders. We will not receive any proceeds from the resale of the common stock by the selling stockholders.

                         DETERMINATION OF OFFERING PRICE

The selling stockholders may sell their shares of our common stock at a price of $0.05 per share until shares of our common stock are quoted on the OTC Bulletin Board, and thereafter at prevailing market prices or privately negotiated prices. There can be no assurance that we will be able to obtain an OTCBB listing. The offering price of $0.05 per share is based on the last sales price of our common stock under our private placement which we closed on January 31, 2007 and does not have any relationship to any established criteria of value, such as book value or earnings per share. Additionally, because we have no significant operating history and have not generated any material revenues to date, the price of our common stock is not based on past earnings, nor is the price of our common stock indicative of the current market value of the assets owned by us. No valuation or appraisal has been prepared for our business and potential business expansion. Our common stock is presently not traded on any market or securities exchange and we have not applied for listing or quotation on any public market.

                                    DILUTION

Since all of the shares being registered are already issued and outstanding, no dilution will result from this offering.

                            SELLING SECURITY HOLDERS

All of the shares of common stock issued are being offered by the selling stockholders listed in the table below. None of the selling stockholders are broker-dealers or affiliated with broker-dealers. We issued the shares of common stock in a private placement transaction exempt from registration under the Securities Act pursuant to Regulation S.

The selling stockholders may offer and sell, from time to time, any or all of the common stock issued. Because the selling stockholders may offer all or only some portion of the 840,000 shares of common stock to be registered, no estimate can be given as to the amount or percentage of these shares of common stock that will be held by the selling stockholders upon termination of the offering.

The following table sets forth certain information regarding the beneficial ownership of shares of common stock by the selling stockholders as of June 5, 2007 and the number of shares of common stock covered by this prospectus. The number of shares in the table represents an estimate of the number of shares of common stock to be offered by the selling stockholders.

                                                                            Number of Shares Owned
                                                                         by Selling Stockholder After
                                                                         Offering and Percent of Total
    Name of Selling                 Common                                 Issued and Outstanding(1)
Stockholder and Position,       Shares owned by    Total Shares to be      -------------------------
   Office or Material             the Selling     Registered Pursuant       # of               % of
Relationship with Zeezoo         Stockholder(2)     to this Offering       Shares              Class
------------------------         --------------     ----------------       ------              -----

Rachel G. Castillo                  20,000              20,000               --                  --
Aireen G. Argayosa                  24,000              24,000               --                  --
Maria Cristina C. Gonzales          22,000              22,000               --                  --

Norberto P. Saway                   24,000              24,000               --                  --
Rowena Licerio Vicente              24,000              24,000               --                  --
Erlinda P. Alasio                   24,000              24,000               --                  --
Shiela L. Lorenzo                   24,000              24,000               --                  --
MaryRose M. Tappa                   24,000              24,000               --                  --
Maria Teresa Trinidad               22,000              22,000               --                  --
Gerlinda S. Gaspado                 24,000              24,000               --                  --
Geraldine T. Gugol                  20,000              20,000               --                  --
Isabelita N. Bumatay                20,000              20,000               --                  --
Estelito L. Arinal Jr               22,000              22,000               --                  --
Clint T. Asehan                     20,000              20,000               --                  --
Brenda A. Macatangay                24,000              24,000               --                  --
Susan M. Supera                     20,000              20,000               --                  --
Jocelyn Ella Caidic                 22,000              22,000               --                  --
Daisylyn B. Quijano                 22,000              22,000               --                  --
Mylene Soliman Mamanad              24,000              24,000               --                  --
Luzviminda C. Limpin                24,000              24,000               --                  --
Ma Solita A. Diwata                 22,000              22,000               --                  --
Marie Kristine Manalo Roldan        22,000              22,000               --                  --
Bernadette P. Malubag               20,000              20,000               --                  --
Ma Lilian S. Dantes                 22,000              22,000               --                  --
Nayda Santos Lumalang               20,000              20,000               --                  --
Erlinda E. Dizon                    20,000              20,000               --                  --
Kristian Nelson S. Sauva            22,000              22,000               --                  --
Rosemarie D. Villones               22,000              22,000               --                  --
Shiela Rose C. Alvarez              22,000              22,000               --                  --
Carina Consignado Azaula            20,000              20,000               --                  --
Monique Anorico Garrovillas         22,000              22,000               --                  --
Roma Magnanao                       24,000              24,000               --                  --
Jaleth A. Espirito Santo            22,000              22,000               --                  --
Jocelyn C Catapat                   22,000              22,000               --                  --
Meldita C Austria                   22,000              22,000               --                  --
Myleen M Labog                      22,000              22,000               --                  --
Edilyn M. Cadiente                  24,000              24,000               --                  --
Rowena V. Dumalay                   20,000              20,000               --                  --
TOTAL                              840,000             840,000

----------
1) Assumes all of the shares of common stock offered are sold. Based on 2,840,000 common shares issued and outstanding on June 5, 2007.

(2) Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities. Shares of common stock subject to options, warrants and convertible preferred stock currently exercisable or convertible, or exercisable or convertible within sixty (60) days, are counted as outstanding for computing the percentage of the person holding such options or warrants but are not counted as outstanding for computing the percentage of any other person. There are currently no shares subject to options, warrants or preferred stock.

Geraldine T. Gugol is the spouse of Mr. Joel Gugol, our President and a Director. There are no other family relationships between any the above noted stockholders and either of our Officers and Directors.

We may require the selling security holder to suspend the sales of the securities offered by this prospectus upon the occurrence of any event that makes any statement in this prospectus or the related registration statement untrue in any material respect or that requires the changing of statements in these documents in order to make statements in those documents not misleading.

                              PLAN OF DISTRIBUTION

The selling stockholders may, from time to time, sell all or a portion of the shares of our common stock in one or more of the following methods described below. Our common stock is not currently listed on any national exchange or electronic quotation system. There is currently no market for our securities and a market may never develop. Because there is currently no public market for our common stock, the selling stockholders will sell their shares of our common stock at a price of $0.05 per share until shares of our common stock are quoted on the OTC Bulletin Board, and thereafter at prevailing market prices or privately negotiated prices. There can be no assurance that we will be able to obtain an OTCBB listing. The shares of common stock may be sold by the selling stockholders by one or more of the following methods, without limitation:

     (a) block trades in which the broker or dealer so engaged will attempt to sell the shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;
     (b) purchases by a broker or dealer as principal and resale by the broker or dealer for its account pursuant to this prospectus;
     (c)  an exchange distribution in accordance with the rules of the exchange;
     (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers;
     (e)  privately negotiated transactions;
     (f)  a combination of any aforementioned methods of sale; and
     (g) any other method permitted pursuant to applicable law, including compliance with SEC's Rule 144.

In the event of the transfer by any selling stockholder of his or her shares to any pledgee, donee or other transferee, we will amend this prospectus and the registration statement of which this prospectus forms a part by the filing of a post-effective amendment in order to have the pledgee, donee or other transferee in place of the selling stockholder who has transferred his or her shares.

In effecting sales, brokers and dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from the selling stockholders or, if any of the broker-dealers act as an agent for the purchaser of such shares, from the purchaser in amounts to be negotiated which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with the selling stockholders to sell a specified number of the shares of common stock at a stipulated price per share. Such an agreement may also require the broker-dealer to purchase as principal any unsold shares of common stock at the price required to fulfill the broker-dealer commitment to the selling stockholders if such broker-dealer is unable to sell the shares on behalf of the selling stockholders. Broker-dealers who acquire shares of common stock as principal may thereafter resell the shares of common stock from time to time in transactions which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above. Such sales by a broker-dealer could be at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. In connection with such resales, the broker-dealer may pay to or receive from the purchasers of the shares, commissions as described above.

The selling stockholders and any broker-dealers or agents that participate with the selling stockholders in the sale of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act in connection with these sales. In that event, any commissions received by the broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

From time to time, the selling stockholders may pledge their shares of common stock pursuant to the margin provisions of their customer agreements with their brokers. Upon a default by a selling stockholder, the broker may offer and sell the pledged shares of common stock from time to time. Upon a sale of the shares of common stock, the selling stockholders intend to comply with the prospectus delivery requirements, under the Securities Act, by delivering a prospectus to each purchaser in the transaction. We intend to file any amendments or other necessary documents in compliance with the Securities Act which may be required in the event any selling stockholder defaults under any customer agreement with brokers.

To the extent required under the Securities Act, a post effective amendment to this registration statement will be filed, disclosing, the name of any broker-dealers, the number of shares of common stock involved, the price at which the common stock is to be sold, the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable, that such broker-dealers did not conduct any investigation to verify the information set out in this prospectus and other facts material to the transaction. In addition, a post-effective amendment to this Registration Statement will be filed to include any additional or changed material information with respect to the plan of distribution not previously disclosed herein.

We and the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations under it, including, without limitation, Rule 10b-5 and, insofar as the selling stockholders are distribution participants and we, under certain circumstances, may be a distribution participant, under Regulation M.

The anti-manipulation provisions of Regulation M under the Securities Exchange Act of 1934 will apply to purchases and sales of shares of common stock by the selling stockholders, and there are restrictions on market-making activities by persons engaged in the distribution of the shares. Under Regulation M, a selling stockholder or its agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of our common stock while they are distributing shares covered by this prospectus. Accordingly, the selling stockholder is not permitted to cover short sales by purchasing shares while the distribution it taking place. We will advise the selling stockholders that if a particular offer of common stock is to be made on terms materially different from the information set forth in this Plan of Distribution, then a post-effective amendment to the accompanying registration statement must be filed with the SEC. All of the foregoing may affect the marketability of the common stock.

All expenses of the registration statement including, but not limited to, legal, accounting, printing and mailing fees are and will be borne by us. Any commissions, discounts or other fees payable to brokers or dealers in connection with any sale of the shares of common stock will be borne by the selling stockholders, the purchasers participating in such transaction, or both.

Any shares of common stock covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act, as amended, may be sold under Rule 144 rather than pursuant to this prospectus. Rule 144 provides that any affiliate or other person who sells restricted securities of an issuer for his own account, or any person who sells restricted or any other securities for the account of an affiliate of the issuer of such securities, shall be deemed not to be engaged in a distribution of such securities and therefore not to be an underwriter thereof within the meaning of Section 2(a)(11) of the Securities Act if all of the conditions of Rule 144 are met. Conditions for sales under Rule 144 include:

     (a) adequate current public information with respect to the issuer must be available;
     (b) restricted securities must meet a one year holding period, measured from the date of acquisition of the securities from the issuer or from an affiliate of the issuer (because our selling security holders paid the full purchase price for the shares of our common stock covered by this registration statement on January 31, 2007, the shares of our common stock covered by this registration statement have not met the one year holding period);
     (c) sales of restricted or other securities sold for the account of an affiliate, and sales of restricted securities by a non-affiliate, during any three month period, cannot exceed the greater of (a) 1% of the securities of the class outstanding as shown by the most recent statement of the issuer; or (b) the average weekly trading volume reported on all exchanges and through an automated inter-dealer quotation system for the four weeks preceding the filing of the Notice in Form 144;
     (d) the securities must be sold in ordinary "brokers' transactions" within the meaning of section 4(4) of the Securities Act or in transactions directly with a market maker, without solicitation by the selling security holders, and without the payment of any extraordinary commissions or fees;
     (e) if the amount of securities to be sold pursuant to Rule 144 during any three month period exceeds 500 shares/units or has an aggregate sale price in excess of $10,000, the selling security holder must file a notice in Form 144 with the Commission.

The current information requirement listed in (a) above, the volume limitations listed in (c) above, the requirement for sale pursuant to broker's transactions listed in (d) above, and the Form 144 notice filing requirement listed in (e) above cease to apply to any restricted securities sold for the account of a non-affiliate if at least two years has elapsed from the date the securities were acquired from the issuer or from an affiliate. These requirements will cease to apply to sales by the selling security holders of the shares of our common stock covered by this registration statement on January 31, 2009.

                          TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for our common stock is Routh Stock Transfer, Suite 1000, West Plano Parkway, Plano, Texas, USA 75093. Their phone number is
(972) 381-2782 and their fax number is (972) 381-2783.

                                LEGAL PROCEEDINGS

We are not a party to any pending legal proceedings, nor are we aware of any governmental authority contemplating any legal proceeding against us.

          DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

All directors of our company hold office until the next annual meeting of the stockholders or until their successors have been elected and qualified. The officers of our company are appointed by our board of directors and hold office until their death, resignation or removal from office. Our directors and executive officers, their ages, positions held, and duration as such, are as follows:

                                                                          Date First Elected
    Name                Position Held with the Company          Age          or Appointed
    ----                ------------------------------          ---          ------------
Joel M. Gugol        President, CEO and Director                43        November 14, 2006
Erickson D. Mercado  Secretary Treasurer, CFO and Director      37        November 14, 2006

BUSINESS EXPERIENCE

The following is a brief account of the education and business experience of each director and executive officer during at least the past five years, indicating each person's business experience, principal occupation during the period, and the name and principal business of the organization by which he was employed.

MR. JOEL M. GUGOL, PRESIDENT, CEO, MEMBER OF THE BOARD OF DIRECTORS

Mr. Joel Gugol has been serving as our President and a member of our Board of Directors since November 14, 2006. The term of his office is for one year and is renewable on an annual basis.

Mr. Gugol is currently the Application Development Manager for Data Edge Corporation, a private company in Manduluyong City, Philippines. He is responsible for managing all aspects of computer software application development for the company. He currently responsible for 30 software application developers. He has been with the company since August 2003. Between July 2001 and August 2003, he acted as an independent software development consultant working on multiple projects like retail point of sale systems, recruitment systems and human resources information systems. As a consultant, he prepared request for proposals, managed projects from specification to implementation and provided post-implementation support. He also assisted clients with the establishment of backup, security and procurement procedures. His clients included Altamar Shipping, Inc., Fortune Medicare, Fortune Guarantee and Insurance Corp., and JAC Filipinas, all which are private companies located in the Philippines.

From December, 2000 to June, 2001 he was the Electronic Data Processing Manager for Amertron, Inc., a privately owned information technology company based in Bicutan, Philippines, where he coordinated software application projects with other departments within the company for project administration, personnel assignments and information review. He also maintained the company's computer systems and applications. From February 1999 to November 2000 he was the Managing Director for Software Wizards Incorporation, where he was responsible for all facets of computer system design, development and maintenance, and implementation of business software application systems of clients. From 1993 to 1999, he acted as a computer systems manager and designer and developer of several software applications for various private companies.

He received his Bachelor of Science in Computer Science from AMA Computer College in Quezon City, Philippines in 1990.

He is currently devoting approximately 30 hours a week of his time to our company, and is planning to continue to do so during the next 12 months of operation.

He is not an officer or director of any reporting company that files annual, quarterly, or periodic reports with the United States Securities and Exchange Commission.

MR. ERICKSON D. MERCADO, SECRETARY TREASURER, CFO, MEMBER OF THE BOARD OF DIRECTORS

Mr. Mercado has been serving as our Secretary, CFO and a member of our Board of Directors since November 14, 2006. The term of his office is for one year and is renewable on an annual basis.

Mr. Mercado is currently a website development consultant overseeing the design of the Phase-IV interface of the Asia Regional Integration Center (ARIC) and has acted in this position since January 2004. ARIC is a knowledge and information portal to monitor the progress of regional cooperation and integration in Asia and the Pacific, which was initially implemented by all of the countries and major corporations in the region. He is responsible for all personnel and overall supervision of the project. Between January 2004 and January 2006, he was also a website development consultant for the Asian Development Bank. He was responsible for the revamping the bank's ARIC web portal adding new interfaces and functionality.

From November 2002 to October 2003, he was the creative director for User Imagination Technologies, Co., a private company located in the Philippines. He oversaw both the development of websites and all printed materials for a number of local and foreign clients. From May 2000 to October 2002, he worked for Global Sources, Inc. as the Multimedia Art Director and as a Senior Project
Officer. He was responsible for developing multimedia computer and website products which used both audio and video components. Prior to his position with Global Sources, Mr. Mercado held several positions as Website designer, Art Director, Creative Associate, Head Artist and Junior Artist with several companies in the Philippines.

He received his Bachelor of Science in Fine Arts with a major in painting in 1992 from the University of Santo Tomas, in Espana, Manila, Phillippines.

Mr. Mercado is currently devoting approximately 20 hours a week of his time to Zeezoo, and is planning to continue to do so during the next 12 months of operation.

He is not an officer or director of any reporting company that files annual, quarterly, or periodic reports with the United States Securities and Exchange Commission.

COMMITTEES OF THE BOARD

We do not have an audit or compensation committee at this time.

FAMILY RELATIONSHIPS

There are no family relationships between our officers and directors.

INVOLVEMENT IN CERTAIN LEGAL PROCEEDINGS

Our directors, executive officers and control persons have not been involved in any of the following events during the past five years:

     1. any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;
     2. any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);
     3. being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

     4. being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

CONFLICT OF INTEREST

None of our officers or directors are subject to a conflict of interest.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following is a table detailing the current shareholders of Zeezoo owning 5% or more of the common stock, and shares owned by our directors and officers as of June 5, 2007:

                                                         Amount and
                                                         Nature of      Percent
Title of             Name and Address                    Beneficial       of
 Class             of Beneficial Owner                   Ownership      Class(2)
 -----             -------------------                   ---------      --------
Common        Joel M. Gugol                              1,000,000       35.21%
              B17 L36 Bay Breeze Executive Subdivision
              Taguig City, Phillipines

Common        Erickson D. Mercado                        1,000,000       35.21%
              137 4th St., Riverside Village, Sta.
              Lucia, Pasig City, Philippines, 1608

Common        Directors and officers as a group          2,000,000       70.42%
              of two (1)

----------
1.   Represents beneficial ownership
2. Based on the total of 2,840,000 outstanding common shares as of the date hereof

                            DESCRIPTION OF SECURITIES

We are authorized to issue 50,000,000 shares of common stock with a par value of $0.001. We are not authorized to issue shares of preferred stock. As at June 5, 2007 we had 2,840,000 common shares outstanding. There are no warrants, options or convertible securities outstanding. Upon liquidation, dissolution or winding up of the corporation, the holders of common stock are entitled to share ratably in all net assets available for distribution to stockholders after payment to creditors. The common stock is not convertible or redeemable and has no preemptive, subscription or conversion rights. There are no conversion, redemption, sinking fund or similar provisions regarding the common stock. Each outstanding share of common stock is entitled to one vote on all matters submitted to a vote of stockholders. There are no cumulative voting rights.

Each stockholder is entitled to receive the dividends as may be declared by our board of directors out of funds legally available for dividends and, in the event of liquidation, to share pro rata in any distribution of our assets after payment of liabilities. Our board of directors is not obligated to declare a dividend. Any future dividends will be subject to the discretion of our board of directors and will depend upon, among other things, future earnings, the operating and financial condition of our company, its capital requirements, general business conditions and other pertinent factors. It is not anticipated that dividends will be paid in the foreseeable future.

There are no provisions in our articles of incorporation or our bylaws that would delay, defer or prevent a change in control of our company.

                      INTEREST OF NAMED EXPERTS AND COUNSEL

Zeezoo has not hired or retained any experts or counsel on a contingent basis, who would receive a direct or indirect interest in our company, or who is, or was, a promoter, underwriter, voting trustee, director, officer or employee, of Zeezoo.

Moore and Associates, Chartered have audited our financial statements for the period ended April 30, 2007 and presented its audit report dated May 31, 2007 regarding such audit which is included with this prospectus with Moore's consent as experts in accounting and auditing.

The O'Neal Law Firm, P.C., whose offices are located at 14835 East Shea Boulevard, Suite 103, PMB 494, Fountain Hills, Arizona 85268, has issued an opinion on the validity of the shares offered by this prospectus, which has been filed as an Exhibit to this prospectus with the consent of the O'Neal Law Firm, P.C.

  DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITY LIABILITIES

The Nevada General Corporation Law requires Zeezoo to indemnify officers and directors for any expenses incurred by any officer or director in connection with any actions or proceedings, whether civil, criminal, administrative, or investigative, brought against such officer or director because of his or her status as an officer or director, to the extent that the director or officer has been successful on the merits or otherwise in defense of the action or proceeding. The Nevada General Corporation Law permits a corporation to indemnify an officer or director, even in the absence of an agreement to do so, for expenses incurred in connection with any action or proceeding if such officer or director acted in good faith and in a manner in which he or she reasonably believed to be in or not opposed to the best interests of the Company and such indemnification is authorized by the stockholders, by a quorum of disinterested directors, by independent legal counsel in a written opinion authorized by a majority vote of a quorum of directors consisting of disinterested directors, or by independent legal counsel in a written opinion if a quorum of disinterested directors cannot be obtained.

The Nevada General Corporation Law prohibits indemnification of a director or officer if a final adjudication establishes that the officer's or director's acts or omissions involved intentional misconduct, fraud, or a knowing violation of the law and were material to the cause of action. Despite the foregoing limitations on indemnification, the Nevada General Corporation Law may permit an officer or director to apply to the court for approval of indemnification even if the officer or director is adjudged to have committed intentional misconduct, fraud, or a knowing violation of the law.

The Nevada General Corporation Law also provides that indemnification of directors is not permitted for the unlawful payment of distributions, except for those directors registering their dissent to the payment of the distribution.

According to Article VII of our bylaws, we are authorized to indemnify its directors to the fullest extent authorized under Nevada Law subject to certain specified limitations.

Insofar as indemnification for liabilities arising under the Securities Act may be provided to directors, officers or persons controlling the Company pursuant to the foregoing provisions, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                       ORGANIZATION WITHIN LAST FIVE YEARS

See "Certain Relationships and Related Transactions", below.

                             DESCRIPTION OF BUSINESS

BUSINESS OF ISSUER

Zeezoo was incorporated on November 14, 2006 in the State of Nevada. We have not yet begun our business operations and we currently have no revenue and no significant assets. We have never declared bankruptcy, have never been in receivership, and have never been involved in any legal action or proceedings. Since becoming incorporated, we have not made any significant purchase or sale of assets, nor have we been involved in any mergers, acquisitions or consolidations. We are not a blank check registrant as that term is defined in Rule 419(a)(2) of Regulation C of the Securities Act of 1933, since we have a specific business plan or purpose.

Neither Zeezoo, nor its officers, directors, promoters or affiliates, has had preliminary contact or discussions with, nor do we have any present plans, proposals, arrangements or understandings with any representatives of the owners of any business or company regarding the possibility of an acquisition or merger.

PRINCIPAL PRODUCTS AND SERVICES

Our company's business is focused on the development of software applications for use by domain name registration ("DNR") companies. Examples of DNR companies are networksolutions.com, godaddy.com and register.com. We are currently developing a software program that we have named Paragon, which if successfully completed would enable the generation of a web site domain name using key words supplied by a customer. On completion of successful development and testing, this software will ultimately be made available to the DNR companies to integrate within their web site. Depending upon the needs of the DNR, we will customize our software to meet their needs. We plan on completing these tasks as additional billable services, which will include customization and integration.

Any computer user that accesses the Internet utilizes domain names to locate an organization or other entity on the Internet. For example, when a user types in our domain name "www.zeezoosoft.com" they are directed to our website on the world wide web. This domain name consists of 2 unique components. The first is the identity name "zeezoosoft" and the second is a suffix, which in this case is ".com". There are presently many suffixes in use on the internet. Almost every country in the world has its own unique suffix. Examples of common suffixes are:

     * gov - Government agencies
     * edu - Educational institutions
     * org - Organizations (nonprofit)
     * mil - Military
     * com - commercial business
     * net - Network organizations
     * us  - United States
     * ca  - Canada

A      comprehensive      list     of     suffixes     is      available      at
http://techdictionary.com/domainlist.html. The .com suffix and to lesser extent ..net suffix remain the two most popular suffixes. They were the first in use and they are not associated with any specific region or country.

Rapid adoption of the Internet for commerce and as a venue to describe or sell products and services has served to increase the value companies put on domain names. We believe domain names have come to be the "real estate" of the Internet, because they cannot be replicated. A domain name that is the same as a corporate name or a major brand (example: "Coca-Cola.com") has considerable monetary and intrinsic value because it can extend the brand or name over the entire Internet for advertising, marketing and commerce.

Paragon is not yet completely developed and has not been tested for commercial use. When completed, we believe it will be a useful tool to generate potential website names for a user who has provided certain guidelines or information, from which potential domain names may be created. It is being developed to use pattern recognition to generate names that are relevant to the user's business and interests. A user will be prompted to enter the type of business that his company conducts, the company name and several relevant key words. Paragon will then recognize and detect patterns and trends in the input data, combine it in meaningful ways, and then compare these results to a database of already taken or reserved domain names. Paragon will then provide an online list of all potentially available domain names that are meaningful to the user based on the initial input, combination and sequencing of data. As a key part of the process, Paragon will also check on the availability of the name using the "whois" database, which is managed by ICANN. ICANN is the Internet Corporation for Assigned Names and Numbers, and is responsible for the global coordination of Internet domain names. Subsequent to verification of availability, the user will then be asked to register his preferred domain name or names.

For example, a user who is in the car sales business and wants to pick a website name for his on-line business might enter the terms "car", "sales", "automotive", "on-line" and other key words relevant to his industry. Paragon would then access a pre-existing database to generate the best available domain names on the Internet that describe the service or product for the customer's new web site. In the case of a customer in the car sales business, some of the possible domain names generated might include www.online-autos.com, www.newcarsales.com, www.carsalesusa.com etc.

At present, we have only developed a simple proof of concept, windows-based program. This program generates domain names based upon the keyword inputted by the user, and is available for demonstration purposes on our web site at www.zeezoosoft.com for download. Because it is only a proof of concept at this stage, it is limited in its application and does not check availability of names before displaying them to the user.

When completed, Paragon will consist of the following components:

     * The name generation software program to generate potential domain names. We plan on developing this program in C language, which is a versatile and popular programming language and is used to write the majority of today's computer programs and computer operating systems.
     * A software program that will act as the interface between our name generation software and a DNR company website. This would enable our name generation software when a DNR customer enters names that are relevant to their business and requests that names be generated. Our program would then generate relevant names, and pass them through the interface to the DNR company web site to be displayed to the end user.
     * A software program that would interface with the ICANN whois database to determine if the names that are generated are already taken. We are planning to build our programs to ensure it does not display names that are already in use.

We seek to use standard-based open source development tools and interfaces that will easily integrate and run on DNR companies' computer hardware and software and for integration into their web sites. Initially, we will develop Paragon to commercially generate English domain names. We then plan to extend this product to other languages such as Spanish and French.

 We currently have no revenues and no clients for our product. We anticipate that Paragon will not be ready for commercial sale for at least 16-18 months from the date hereof. We plan on earning revenues through customers of DNR companies, that will be payable to us when the customer registers a domain name while using our software. We are currently planning to charge a commission on every transaction of approximately 50 cents, but we will need to review this charge when Paragon is ready for commercial implementation to reflect current market conditions. In addition, we plan on charging a set-up fees and customization fees to the various DNR companies that elect to utilize our software, to customize our product for use in their own respective software systems. At this stage in our development, there can be no assurance that we will be successful in generating revenues from our software, or that DNR companies will be receptive to using our Paragon product.

THE MARKET

Paragon is a product that will potentially serve the Internet industry when its development is completed and tested. According to a study completed in October 2006 by internetworldstats.com, there are currently over 1 billion internet users worldwide, which comprises over 16% of the total global population. Penetration in North America is currently over 69% and Europe is in excess of 38% of their total respective populations. The following table illustrates usage and growth rates over the last 7 years, by major geographic region:

                 WORLD INTERNET USAGE AND POPULATION STATISTICS

                            Population       Internet Usage,   % Population       Growth
World Regions               (2007 Est.)        Latest Data     (Penetration)     2000-2007
-------------               -----------        -----------     -------------     ---------
Africa                      933,448,292         32,765,700          3.5%          625.8%
Asia                      3,712,527,624        389,392,288         10.5%          240.7%

                                       20

Europe                      809,624,686        312,722,892         38.6%          197.6%
Middle East                 193,452,727         19,382,400         10.0%          490.1%
North America               334,538,018        232,057,067         69.4%          114.7%
Latin America/Caribbean     556,606,627         88,778,986         16.0%          391.3%
Oceania / Australia          34,468,443         18,430,359         53.5%          141.9%
WORLD TOTAL               6,574,666,417      1,093,529,692         16.6%          202.9%

NOTES: Figures as of October 2006 compiled by Miniwatts Marketing Group. www.internetworldstats.com

Internet commerce has also been increasing at a very rapid rate, as increasing numbers of people adopt and use the Internet to purchase goods and services. The Census Bureau of the Department of Commerce recently published the following chart as of the 4th quarter ended December 31, 2006 showing Internet sales as a percentage of total sales:


       [CHART SHOWING GROWTH OF INTENET COMMERCE FROM 1999 THROUGH 2006]

http://www.census.gov/mrts/www/data/html/06Q4.html

The figures noted above are for the USA only. According to the same report, Internet commerce accounted for $29.3 billion dollars out of $990 billion dollars of total sales in the fourth quarter of 2006. While total sales declined slightly (0.2%) from the previous quarter, e-commerce sales increased by 6.3%. Fourth quarter 2006 e-commerce estimate increased 24.6 percent from the fourth quarter of 2005 while total retail sales increased 4.6 percent in the same period. We have not been able to source these statistics for other countries, but believe they are experiencing similar growth rates for Internet sales activities.

Based on the increasing overall use of the Internet and use of the Internet for commercial transactions, we believe that there is a substantial need for Paragon. According to domainTools (http://www.domaintools.com/internet-statistics/), and as noted in the table below, there are over 83 million active domain names and 62 million registered ..com domains that have not been purchased by somebody. It has now become a time consuming and difficult experience to find and ultimately register a domain name that uniquely identifies an organization and reflects the products and services that it offers.

     Active Domain Names                Top Level Domain (TLD)
     -------------------                ----------------------
        62,347,861                              .Com
         8,872,377                              .Net
         5,610,083                              .Org
         3,909,780                              .Info
         1,582,556                              .Biz
         1,080,678                              .Us
        83,535,170                              TOTAL

COMPETITION AND COMPETITIVE STRATEGY

There are currently hundreds of DNR companies that provide domain name registration services. Although we are not aware of any that have products that provide assistance to users in generating names based upon supplying key words, they may do so. We are also unaware of any company that provides services such as we are planning to DNR companies. However, other companies may develop programs which offer guidance in name selection which are superior to our proposed program or before our proposed program is completed.

We are aware of two domain name generation software programs, namely axior.com, and nameboy.com, but they do not offer this service to DNR companies and provide it for free to the end user. There is a risk that they could modify their software to offer their services to name registrars.

Nameboy.com has a limit of two key words, which we believe is not sufficient to generate a meaningful domain name. It also does not have prefix and suffix capabilities (ie: words such as online and live attached at the beginning or end of the selected name, ie: "zeezooonline.com"). It also lacks the intelligence to discard non-meaningful keywords such as a hyphen "-". If a hyphen is entered as a key word, it will not discard it.

Axior.com allows the combination of multiple key words but does not support synonyms (different words with the same meaning), the addition of prefixes and suffixes and does not intelligently check the keyword for meaningless characters. For example, the presence of a hyphen as a key word will generate names such as "carsales_.com".

We are not aware of any competition in countries outside of the USA. We believe that all known existing competition has ignored the most significant growth area, which is in countries outside of North America, and we are not aware of any non-english name generation utility on the market. We are planning to localize our product to fit into as many markets as possible. We will initially develop our product for the English-speaking market and will then move toward localizing our solution for other latin-based languages such as Spanish and French. We are using Spanish as our second language alternative to support because of the size of the Spanish-speaking population worldwide and because our Directors are fluent in the language. This will enable us to easily adapt the software to the language.

When we have completed our Paragon product, we will adhere to the following additional strategies to compete in our industry:

     * We will attempt to promote our company and brand name as effectively as possible. We will insist on placing "Powered by zeezoosoft.com" link on the DNR company website.
     * We will attempt to establish and maintain customer loyalty by fulfilling potential customers' needs on a timely basis and by maintaining good rapport with key individuals in those organizations. We will not set expectations we cannot meet or commit to unrealistic timelines.
     * When we are financially in a position to do so, we plan to expand our management team to retain skilled employees with experience relevant to our business focus.

SALES STRATEGY

Our sales strategy will be focused on building a client base of DNR companies that would potentially purchase a license for our software to assist their customers in the generation of domain names. We will allow them to market this service under their own brand name, but will require that they place "POWERED BY ZEEZOOSOFT.COM" on all name registration forms. We believe this strategy will establish the ZeeZoo brand and build lasting partnerships to prevent loss of ZeeZoo's potential market share to competitors.

Once we complete the development and testing of Paragon, our officers, directors and a contracted sales person plan to contact directly the top 300 domain registrars through phone calls followed up by marketing collateral. This collateral will include:

     -    information about our company
     - detailed information on the features, functionality, use of Paragon and the potential benefits to DNR companies.
     - a simple business model highlighting the return on investment for the DNR company resulting from the use of our software. It will demonstrate the relationships between customer satisfaction, ease of use of the software, and its utility translate into higher revenue.

We will then follow up and provide a comprehensive working demonstration of Paragon.

We also plan to utilize a variety of complementary marketing tools. These will include:

INTERNET MARKETING- Our website will describe who we are and what we do. We plan to have our brochures posted online, which will describe the product and outlining the benefits to DNR companies and their customers. Part of our web site will be password protected to allow access to a demonstartion utility and more detailed business model.

TRADITIONAL MARKETING COLLATERAL- We intend to develop professional marketing brochures that we can potentially distribute to the decision makers in the DNR companies as well as to trade journals serving this market space. Our collateral will be part of a cohesive strategy that ties into our website.

WHITE PAPERS - We will develop white papers and trade journal articles outlining the issues associated with registering new domain names and the difficulty encountered in generating original but meaningful names. We will highlight how our solution will solve the dearth of available names.

DISTRIBUTION OF PRODUCTS OR SERVICES

Paragon is currently under development is not ready for commercial sale. We anticipate that it will be completed and ready for trials with DNR companies in 11-12 months and if successful, available for commercial use in 16-18 months. When completed, we are planning to sell or license it for use to DNR companies who in turn would provide for use by their own end use customers. Our software would be installed as a tool and would be accessible by a button or tab directly on the DNR website. When an end user initiates a domain name search, the DNR website would contact our software on our servers over an encrypted link over the internet and generate a list of appropriate names. The customer can rerun the search with different key words or select one (or more) of the generated names and then proceed to register them.

Upon the successful completion of the domain name registration, we would be notified of the transaction through our software. The end user pays the Domain name registrar the agreed fee and at the end of each month, we plan to invoice the Domain name registrar for our share of the transaction fee.

SOURCES AND AVAILABILITY OF PRODUCTS AND SUPPLIES

We are planning to hire third party contractors to complete the development of Paragon. We have already identified several suitable firms, which will also supply all of their own computer hardware and development software. As a result of this process, we have budgeted $1,200 monthly to complete the project, but we have not yet entered into any contracts for these services. All of these potential contactors are located in the Philippines and India and are highly experienced with;

     -    Internet and website software design and applications
     -    The use of PhP, CURL and C Language programming language
     -    The use of MySQL database programming language

We evaluated potential candidates on the basis of skill, software development track record, references and price. We are planning to use all off the shelf computer hardware such as Dell or IBM, and we do not anticipate any issues with the supply of this equipment.

Since we will continue to improve on the software and add functionality, we expect that we will retain the services of the software contractor until a time when we hire our own full time software development employee. We do not plan to do so until the second year of our operations.

DEPENDENCE ON ONE OR A FEW MAJOR CUSTOMERS

We do not have any customers or clients at present. Because we are planning to sell our Paragon product to DNR companies who in turn will provide for use by their own end use customers, there is a strong likelihood we will be become dependent on a few customers. This dependence will be even more significant as long as the English version is the sole product. According to Name Intelligence
(1), the top 10 DNR companies controlled over 54% or 46 million of the total domains as of September 2006. GoDaddy is the largest with over 13.4 million domains. The second largest, which is less than 50% the size of GoDaddy, is Network Solutions with 6.6 million names.

Our future revenues and revenue growth will depend in large part on sales of our Paragon product through these relationships, particularly to the larger DNR companies such as GoDaddy. Any failure of these DNR companies to effectively market our services will severely impact our viability. We may not be successful in developing distribution relationships. These entities may end up also competing with us, with their own product. Our failure to deliver reliable service may mean that we lose confidence of these DNR's, who may either seek another partner or simply not market our services. The loss of any major customer would therefore materially impact our business and financial condition.

(1)Name Intelligence is an independent third party organization that computes all statistics for all the registrars daily. They track changes in the (.COM, ..NET, .ORG, .INFO, .BIZ, and .US) registries. They may be accessed at http://www.domaintools.com/internet-statistics/registrar-stats-2006.php

PATENT, TRADEMARK, LICENSE & FRANCHISE RESTRICTIONS AND CONTRACTUAL OBLIGATIONS & CONCESSIONS

We have not obtained any copyrights, patents or trademarks in respect of any of our intellectual property. We may obtain protection in the future, when we are in a financial position to do so, but we do not foresee being in a position to do so for least the next 12 months. However, all software that we develop will be proprietary to us. When complete, our core Paragon name generation programs will reside in our servers, and we plan on protecting the servers by an industry-standard firewall. When we complete the development and testing of Paragon, we plan on including a statement of copyright in addition to entering into software license agreement with our clients. We will also require all consultants and future employees that we hire to work on our product to enter into non-disclosure and non-compete agreements to protect our property.

We have not entered into any franchise agreements or other contracts that have given, or could give rise to obligations or concessions.

EXISTING OR PROBABLE GOVERNMENT REGULATIONS

There are no existing government regulations, nor are we aware of any regulations being contemplated, that would adversely affect our ability to operate.

RESEARCH AND DEVELOPMENT ACTIVITIES AND COSTS

All Paragon software development activities to date were performed by our Officers and Directors, free of charge. They estimate that they spent approximately 800 hours on these development activities. This includes development of the proof of concept windows-based program, which generates domain names based upon the keyword inputted by the user. A limited version of our proof of concept is available as a demo on our web site for download. We used Microsoft windows based software technology to develop the proof of concept demo.

Mr. Gugol and Mr. Mercado developed the proof of concept program that we currently possess using the C programming language. This took approximately 700 hours and required close collaboration between the two. This development time also included prototyping several implementations of the software program to determine the optimal implementation.

Mr. Mercado developed a windows-based user interface to allow users to enter the key words and to allow the domain names to be displayed. He spent about 100 hours on this task.

COMPLIANCE WITH ENVIRONMENTAL LAWS

We are not aware of any environmental laws that have been enacted, nor are we aware of any such laws being contemplated for the future, that address issues specific to our business.

FACILITIES

We rent offices at 2033 Gateway Place, 6th Floor, San Jose, CA 95110. This is a shared office facility, which offers office space and secretarial and administrative services for $190 monthly. We may cancel upon 30 days written notice. This location will serve as our corporate and sales office. Our contact sales person will be based out of this office. We will continue to use this space for our offices for the foreseeable future. Mr. Gugol and Mr. Mercado also work from their respective residences in the Philippines at no charge to our company. We plan on contracting all of our software development activities with third parties for at least the next 12 months so we have no requirement for additional facilities for these operations. We have also contracted to maintain and host web server space for our website with a third party hosting business at an annual cost of $300.

EMPLOYEES

Zeezoo has no employees at the present time. Our officers and directors, are responsible for all planning, developing and operational duties, and will continue to do so throughout the early stages of our growth. We have no intention of hiring employees until the business has been successfully launched and we have sufficient, reliable revenue flowing into Zeezoo from our operations. Our officers and directors are planning to do whatever work is required until our business to the point of having positive cash flow. Human resource planning will be part of an ongoing process that will include regular evaluation of operations and revenue realization. We do not expect to hire any employees within the first year of operation.

Over the next 12 months, Mr. Joel Gugol will be primarily responsible for:

     -    General management of our company's operations
     - All company marketing and the building of relationships with potential clients
     - Overseeing the further development and enhancement of the Paragon domain name generation software programs
     - Oversee the development of the marketing strategy and associated collateral.
     - Oversee the development of the sales strategy and the implementation of strategy
     -    The hiring of the sales contractor

Mr. Erickson Mercado will be responsible for:

     -    Preparing and updating our website
     - Assisting Mr. Gugol with the further development and testing of the Paragon name generation software
     -    Day to day management of the software development contractor
     -    Providing technical sales support to the sales contractor
     -    Daily administration and bookkeeping activities

We plan to contract an experienced sales person starting in February, 2008, and we are budgeting $2,400 per month and 2% of gross sales for this position. This person will be experienced in internet related marketing and sales and will work out of our San Jose offices.

OFF-BALANCE SHEET ARRANGEMENTS

We have no off-balance sheet arrangements

REPORTS TO SECURITY HOLDERS

We will voluntarily make available to securities holders an annual report, including audited financials, on Form 10-KSB. We are not currently a fully reporting company, but upon effectiveness of this registration statement, we will be required to file reports with the SEC pursuant to the Securities Exchange Act of 1934; such as quarterly reports on Form 10-QSB and current reports on Form 8-K.

The public may read and copy any materials filed with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information about the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at www.sec.gov.

                                PLAN OF OPERATION

Zeezoo is a development stage company with very limited operations to date, no revenue, very limited financial backing and few assets. Our plan of operation is to complete development and testing, market and sell a domain name generation software program that our Directors developed, and make it available to domain name registration ("DNR") companies. We believe this program can beneficially assist users in the generation of the applicable domain names to provide identification with their businesses and interests. We plan to sell our software product directly to DNR companies who would then integrate it into their own website name reservation order forms to be used their end use customers.

Our business objectives are:

     - To be a leading provider of software solutions for the domain registration market place.
     - To develop a suite of products that are profitable and that generate revenue and value to our shareholders.

Our goals over the next 12 months are:

     - To develop our product to the point that it can be integrated in Domain name registration companies web sites. Our first product will be targeting English name generation.
     -    To develop a Spanish version of our software.
     - To be engaged in substantive discussions with at least 10 domain registration companies and to be in a trial period with at least two of them.

During the first stages of ZeeZoo growth, our officers and directors will provide most of the labor required to execute our business plan at no charge. Since we intend to operate with very limited administrative support, the officers and directors will continue to be responsible for administering the company for at least the first year of operations. Management has no intention at this time to hire additional employees during the first year of operations, with the exception of one temporary contract sales representative and one contract software developer. Due to limited financial resources, each of the management team will dedicate between 20 and 30 hours per week in order to carry out operations.

ACTIVITIES TO DATE

We have reserved a domain name to operate our company's web site (http://www.zeezoosoft.com) and have acquired web hosting space at $25 per month. We have also rented an office and phone services in the United States at a monthly cost of $200.

Our Officers and Directors spent approximately 800 hours on Paragon software development activities to date, free of charge. This includes development of the proof of concept windows-based program, which generates domain names based upon the keyword inputted by the user. We have provided a limited version of our proof of concept as a demo on our web site for download. We used Microsoft windows based software technology to develop the proof of concept demo.

We have identified several suitable firms to complete the development of Paragon, but we have not yet entered into any contracts for these services. We evaluated potential candidates on the basis of skill, software development track record, references and price.

EXPENDITURES

The following chart provides an overview of our budgeted expenditures using our existing cash resources, by significant area of activity for each quarter, over the next 12 months:

                                  Jun-Aug, 07      Sep-Nov, 07     Dec, 07-Feb, 08     Mar-May, 08       12 Months
                                  -----------      -----------     ---------------     -----------       ---------
Legal/Accounting                  $ 1,500.00       $ 1,500.00       $  1,500.00       $  3,500.00       $  8,000.00
Transfer Agent                      2,500.00               --                --                --          2,500.00
Corporate Collateral Design         1,500.00               --                --                --          1,500.00
Marketing Collateral Design               --               --          1,200.00                --          1,200.00
Printing of Collateral                700.00               --                --          1,000.00          1,700.00
Website Design                      1,500.00               --            500.00             --             2,000.00
Web Hosting                            75.00            75.00             75.00             75.00            300.00
Telephone                             300.00           300.00            300.00            450.00          1,350.00
Contractors (Application Dev.)      2,400.00         3,600.00          3,600.00          3,600.00         13,200.00
Server Hardware                           --           800.00                --          1,000.00          1,800.00
Server Software                           --           500.00                --                --            500.00
Co-location of Server                     --               --                --                --            300.00
Contract Sale representative              --               --          2,400.00          7,200.00          9,600.00
Office Rental                         800.00           600.00            600.00            600.00          2,600.00
Office Supplies                       450.00           290.00            290.00          1,200.00          2,230.00
Misc. Administrative cost             290.00           290.00            290.00            350.00          1,220.00
                                  ----------       ----------       -----------       -----------       -----------
TOTAL                             $12,015.00       $ 7,955.00       $ 10,755.00       $ 18,975.00       $ 50,000.00
                                  ==========       ==========       ===========       ===========       ===========

These expenditures are described in detail by quarter in "Milestones".

MILESTONES

The following is a chronological itemization of the milestones we hope to achieve over the next 12 months. We are currently in the first month of these milestones noted below.

JUNE - AUGUST, 2007

During the first three months, we plan to:

     *    Identify and hire a software contactor to develop our software;
     *    Initiate our software development activities
     *    Initiate the development of our corporate and marketing collateral

Software development: We plan to retain the services of a software contractor by the end of month 1. We have already identified several potential development firm candidates in the Philippines and India. All have extensive experience in web application development using the popular programming languages. We will pay $1,200 per month for the selected contractor, which is sufficient to retain the services of a senior developer in many of these developing countries. This sum will include all sundry expenses. The developer will be required to supply their own computers, software (with the exception of specialized software related directly to our project) and high-speed internet connection. During months 2 and 3, we will work with the software contractor on the development of the software specifications and on a high level design. The specifications will be in the form of a document that will describe the product, the way the product interact with the domain name registration company's web site and the company's database. High-level design will include identifying the different components of the software and how they interact with each other. This will involve a study of the proposed application requirements and the design of the application to handle the needs. This will be an interactive process between our management and the software contractor.

Marketing activities: By the end of month 1, we plan to hire a graphic and web design contractor. We expect that the contractor will finish developing our corporate collateral (including logo, business cards, letterheads, stationeries, email forms) by the end of month 2 at a cost of $1,500. Once completed, the contractor will proceed with the revamping of our web site at a cost of $1,500. This task will be completed by the end of month 3. During month 3, we will also proceed with the printing of business cards, letterheads and envelopes. We expect that this will cost $700.

Miscellaneous activities: During the first month of operation, we will also purchase one phone and one fax line at a cost $60 per month.

SEPTEMBER - NOVEMBER, 2007

During this quarter, we expect to focus on the development of our product.

Software development: We will purchase our development server in the beginning of this quarter, at a cost of approximately $800. The installation of the operating system, development tools and database will take two weeks, and will be performed by the software development contractor. In order to reduce cost, we will be using open source software such as Fedora Linux as an operating system, mySQL as a database, C and PhP as programming languages.

A proper database design is essential for the development of a scalable software application. While the contractor will be responsible for this task, our management will be intimately involved in developing the detailed specifications. This task will last one month and will proceed immediately after the set-up of the development server. We expect that this will be done by the middle of the quarter. Security and backup procedures will also be implemented and documented. In order to facilitate the design and the maintenance of the database, we will purchase a database management tool such as SQL Manager for $500.

Our existing proof of concept name generation software has been developed using C programming language on a Microsoft Window operating system. During the first half of the quarter, we will be focusing on the conversion of the domain name generation software to work on Fedora Linux and expect to resolve any compatibility issue by the middle of October. This task will be performed primarily with our management in collaboration with the contracting company. We expect that this task will take one month and will be performed immediately after the deployment of the development server.

Immediately after the development of the database, our contractors will commence the development of the application interface software. This is a software program that will interact with our Paragon name generation software and the website/software of the DNR companies. It will be developed by our contractors, according to our specifications. It will be written in PhP (PHP is an open-source language, used primarily for dynamic web content and server-side applications). We expect that this task will last 3 months.

DECEMBER, 2007- FEBRUARY, 2008

During the following three months, we expect to achieve the following:

     *    Complete the development of the software
     *    Complete the formulation of a marketing and sales strategy
     *    Complete the development of our marketing collateral
     *    Initiate sales activities

Software development: We expect that our contractor will finish the development of our initial product by the middle of January 2008. We will then complete testing and software fix activities thereafter. In February, we will provide the programs for simulation use. This will be a more functional online demonstration of our utility, and we will host it on our web site. We will also pay $500 to a graphic designer to improve the esthetics of our website and demonstration utility.

Marketing activities: We plan to contract an experienced sales person starting in February. We are budgeting $2,400 per month and 2% of gross sales as compensation. By February, we will complete our marketing collateral materials, and pay a graphic designer $1,200 to develop product and company brochures for print and computer based format for email purposes.

MARCH - MAY 2008

During the fourth quarter of our plan, we expect to achieve the following:

     *    Initiate the development of our Spanish version of the software
     *    Sign one or more domain registrar companies as trial partners

Software development: We will commence the development of the Spanish version of the software with the assistance of the software contractor. Modifications will include the use of Spanish prefixes and suffixes in place of English ones. It will also use a Spanish dictionary to generate synonyms. We believe we can complete the modifications by the end of March and software modifications by the end of May. In March, we will purchase a server for $1,000 to be used for the deployment of the product. Our software contractor will install the operating system, database, PhP and our own software. We expect to place the server in a computer server room and expect this to cost us $100 per month.

Marketing activities: Our sales contractor will limit activities to compiling a database of the top 100 DNR companies and the name and contacts of their president, chief technology officer (or equivalent), vice president of marketing and sales (or equivalent). During March, we will print all necessary brochures and marketing collateral at a cost of $1,000. Our sales contractor will mail customized packages to the contacts in the top 25 companies in the first week. During the second week, he or she will mail packages to the second top 25 companies. In the third and fourth weeks, our sales contractor will follow up with phone calls and emails to the above mentioned parties. He (or she) will offer them demo accounts and offer free trials and integration to the first 2 companies that signs with our service. Our sales contractor will continue to follow-up with the domain name registrars and we hope to sign two domain registrars for trial by the end of May.

Although there can be no assurance at the present time, we are planning to complete the trials by July, 2008 (month 14) and start generating revenue 2-4 months thereafter.

LIQUIDITY AND CASH RESOURCES

As previously noted, we have raised $8,000 from the sale of stock to our officer and directors and $42,000 through a private placement to 38 non-affiliated investors. We have paid $1,615 to April 30, 2007 for our initial organization and operating expenses, and $5,000 for our website. At April 30, 2007 we had $50,000 in cash. As of the date hereof, we have approximately $43,200 in cash. Our budgeted expenditures for the next twelve months are $50,000. and we anticipate needing approximately $17,705 for expenses associated with this Registration Statement (See ITEM 25 "Other Expenses if Issuance and Distribution"). Therefore, we presently have a budgeted shortfall of $24,505.

Because we have not generated any revenue from our business, and we are 16-18 months away from being in a position to generate revenues, we will need to raise additional funds for the future development of our business and to respond to unanticipated requirements or expenses. Our current cash balances will be extinguished by December 2007, provided we do not have any unanticipated expenses. We do not currently have any arrangements for financing and we can provide no assurance to investors we will be able to find such financing. There can be no assurance that additional financing will be available to us, or on terms that are acceptable. Consequently, we may not be able to proceed with our intended business plans or complete the development and commercialization of Paragon.

There are also no plans or expectations to purchase or sell any significant equipment in the first year of operations.

                             DESCRIPTION OF PROPERTY

We do not own any property, real or otherwise. We rent executive office facilities located at 2033 Gateway Place, 6th Floor, San Jose, CA 95110. This is a shared office facility, which offers office space and secretarial and administrative services for $190 monthly. We may cancel upon 30 days written notice. This location will serve as our corporate and sales office. Our contact sales person will be based out of this office. We will continue to use this space for our executive offices for the foreseeable future. Mr. Gugol and Mr. Mercado also work from their respective residences in the Philippines at no charge to our company. We plan on contracting all of our software development activities with third parties for at least the next 12 months so we have no requirement for additional facilities for these operations. We have also contracted to maintain and host web server space for our website with a third party hosting business at an annual cost of $300.

We believe our current premises are adequate for our current operations and we do not anticipate that we will require any additional premises in the foreseeable future.

We do not have any investments or interests in any real estate. Our company does not invest in real estate mortgages, nor does it invest in securities of, or interests in, persons primarily engaged in real estate activities.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Other than the stock transactions discussed below, we have not entered into any transaction nor are there any proposed transactions in which any director, executive officer, shareholder of Zeezoo or any member of the immediate family of any of the foregoing had or is to have a direct or indirect material interest.

All Paragon software development activities to date were performed by our Officers and Directors, free of charge. They estimate that they spent approximately 800 hours on these development activities. This includes development of the proof of concept windows-based program, which generates domain names based upon the keyword inputted by the user. Mr. Gugol was responsible for the development of this program. He was assisted by Mr. Mercado in the implementation of the program in C programming language

On November 14, 2006 Mr. Gugol and Mercado each purchased 1,000,000 shares of our common stock for $0.004 per share, or $4,000.00 each, for an aggregate of $8,000.00.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

MARKET INFORMATION

Currently there is no public trading market for our stock, and we have not applied to have Zeezoo' common stock listed. We intend to seek out a market maker to apply to have our common stock quoted on the OTC Bulletin Board upon effectiveness of this Form SB-2. No trading symbol has yet been assigned.

RULES GOVERNING LOW-PRICE STOCKS THAT MAY AFFECT OUR SHAREHOLDERS' ABILITY TO RESELL SHARES OF OUR COMMON STOCK

Our stock currently is not traded on any stock exchange or quoted on any stock quotation system. Upon the registration statement in which this prospectus is included becoming effective, we will seek out a market maker to apply for quotation of our common stock on the NASD's OTCBB.

Quotations on the OTCBB reflect inter-dealer prices, without retail mark-up, markdown or commission and may not reflect actual transactions. Zeezoo's common stock may be subject to certain rules adopted by the SEC that regulate broker-dealer practices in connection with transactions in "penny stocks". Penny stocks generally are securities with a price of less than $5.00, other than securities registered on certain national exchanges or quoted on the Nasdaq system, provided that the exchange or system provides current price and volume information with respect to transaction in such securities. The additional sales practice and disclosure requirements imposed upon broker-dealers may discourage broker-dealers from effecting transactions in our shares which could severely limit the market liquidity of the shares and impede the sale of our shares in the secondary market.

The penny stock rules require broker-dealers, prior to a transaction in a penny stock not otherwise exempt from the rules, to make a special suitability determination for the purchaser to receive the purchaser's written consent to the transaction prior to sale, to deliver standardized risk disclosure documents prepared by the SEC that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer must also provide the customer with current bid and offer quotations for the penny stock. In addition, the penny stock regulations require the broker-dealer to deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the SEC relating to the penny stock market, unless the broker-dealer or the transaction is otherwise exempt. A broker-dealer is also required to disclose commissions payable to the broker-dealer and the registered representative and current quotations for the securities. Finally, a broker-dealer is required to send monthly statements disclosing recent price information with respect to the penny stock held in a customer's account and information with respect to the limited market in penny stocks.

HOLDERS

As of the filing of this prospectus, we have 40 shareholders of record of Zeezoo common stock. We are registering 840,000 shares of our common stock held by 38 non-affiliated investors under the Securities Act of 1933 for sale by the selling securities holders named in this prospectus. This does not include the 2,000,000 shares held by our Officers and Directors.

RULE 144 SHARES

A total of 2,000,000 shares of the common stock will be available for resale to the public after November 14, 2007 in accordance with the volume and trading limitations of Rule 144 of the Act. In general, under Rule 144 as currently in effect, a person who has beneficially owned shares of a company's common stock for at least one year is entitled to sell within any three month period a number of shares that does not exceed the greater of: 1% of the number of shares of Zeezoo common stock then outstanding which, in this case, will equal approximately 28,400 shares as of the date of this prospectus; or the average weekly trading volume of Zeezoo common stock during the four calendar weeks preceding the filing of a notice on form 144 with respect to the sale.

Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about Zeezoo. Under Rule 144(k), a person who is not one of Zeezoo' affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least 2 years, is entitled to sell shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

As of the date of this prospectus, persons who are Zeezoo' affiliates hold all of the 2,000,000 shares, which may be sold pursuant to Rule 144 after November 14, 2007.

DIVIDENDS

As of the filing of this prospectus, we have not paid any dividends to our shareholders. There are no restrictions which would limit our ability to pay dividends on common equity or that are likely to do so in the future. The Nevada Revised Statutes, however, do prohibit us from declaring dividends where, after giving effect to the distribution of the dividend: Zeezoo would not be able to pay its debts as they become due in the usual course of business; or its total assets would be less than the sum of the total liabilities plus the amount that would be needed to satisfy the rights of shareholders who have preferential rights superior to those receiving the distribution.

DIFFICULTY TO RESELL ZEEZOO STOCK, AS THE COMPANY HAS NO EXPECTATIONS TO PAY CASH DIVIDENDS IN THE NEAR FUTURE

The holders of our common stock are entitled to receive dividends when, and if, declared by the board of directors. We will not be paying cash dividends in the foreseeable future, but instead we will be retaining any and all earnings to finance the growth of our business. To date, we have not paid cash dividends on our common stock. This lack of an ongoing return on investment may make it difficult to sell our common stock and if the stock is sold the seller may be forced to sell the stock at a loss.

                             EXECUTIVE COMPENSATION

The following table sets forth information with respect to compensation paid by us to our officers from our date of incorporation on November 14, 2006 to April 30, 2007, our first completed fiscal year end.

SUMMARY COMPENSATION TABLE

                                                                                            Change in
                                                                                             Pension
                                                                                             Value &
                                                                              Non-Equity   Nonqualified
                                                                              Incentive     Deferred       All
  Name and                                                                       Plan        Compen-      Other
 Principal                                                Stock      Option    Compen-       sation       Compen-
 Position                  Year   Salary($)  Bonus($)   Awards($)   Awards($)  sation($)    Earnings($)  sation($)  Totals($)
------------               ----   ---------  --------   ---------   ---------  ---------    -----------  ---------  ---------
Joel M. Gugol              2007      0          0           0           0          0             0           0          0
President & CEO

Erickson D. Mercado        2007      0          0           0           0          0             0           0          0
Secretary, Treasurer, CFO

Since our date of incorporation to the date of this prospectus, our executive officers have not received and are not accruing any compensation. The officers anticipate that they will not receive, accrue, earn, be paid or awarded any compensation during the first year of operations. We have not entered into any employment agreement or consulting agreement with our directors and executive officers.

The following table sets forth information with respect to compensation paid by us to our directors from our date of incorporation on November 14, 2006 to April 30, 2007, our first completed fiscal year end.

DIRECTOR COMPENSATION TABLE

                                                                     Change in
                                                                      Pension
                    Fees                                             Value and
                   Earned                           Non-Equity      Nonqualified     All
                     or                              Incentive        Deferred      Other
                   Paid in    Stock      Option        Plan         Compensation   Compen-
    Name           Cash($)   Awards($)  Awards($)  Compensation($)   Earnings($)   sation($)  Total($)
    ----           -------   ---------  ---------  ---------------   -----------   ---------  --------

Joel M. Gugol         0          0          0             0               0            0         0

Erickson D. Mercado   0          0          0             0               0            0         0

All compensation received by the officers and directors has been disclosed.

OPTION/SAR GRANTS

There are no stock option, retirement, pension, or profit sharing plans for the benefit of our officers and directors.

LONG-TERM INCENTIVE PLAN AWARDS

We do not have any long-term incentive plans.

DIRECTORS COMPENSATION

We have no formal plan for compensating our directors for their services in their capacity as directors. Directors are entitled to reimbursement for reasonable travel and other out-of-pocket expenses incurred in connection with attendance at meetings of our board of directors. The board of directors may award special remuneration to any director undertaking any special services on behalf of Zeezoo other than services ordinarily required of a director. Since inception to the date hereof, no director received and/or accrued any compensation for his or her services as a director, including committee participation and/or special assignments.

                              FINANCIAL STATEMENTS

The audited financial statements of Zeezoo appear below on pages F-1 through F-10.

                CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
                      ACCOUNTING AND FINANCIAL DISCLOSURES

There have been no changes in and/or disagreements with Moore & Associates, Chartered on accounting and financial disclosure matters.

MOORE & ASSOCIATES, CHARTERED
  ACCOUNTANTS AND ADVISORS
     PCAOB REGISTERED


             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


To the Board of Directors
Zeezoo Software Corp.
(A Development Stage Company)

We have audited the accompanying balance sheet of Zeezoo Software Corp. as of April 30, 2007, and the related statements of operations, stockholders' equity and cash flows from November 14, 2006 (inception) through April 30, 2007. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Zeezoo Software Corp. as of April 30, 2007 and the results of its operations and its cash flows from November 14, 2006 (inception) through April 30, 2007, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company has a net loss of $1,754 since inception which raises substantial doubt about its ability to continue as a going concern. Management's plans concerning these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


/s/ Moore & Associates, Chartered
---------------------------------------
Moore & Associates Chartered
Las Vegas, Nevada
May 31, 2007


               2675 S. Jones Blvd. Suite 109, Las Vegas, NV 89146
                       (702) 253-7499 Fax (702) 253-7501

                              ZEEZOO SOFTWARE CORP.
                          (A Development Stage Company)

                                 BALANCE SHEETS


                                                                  April 30, 2007
                                                                  --------------
ASSETS

Current assets
  Cash and bank accounts                                             $ 50,000
                                                                     --------

      Total current assets                                             50,000

Website, net of accumulated amortization (Note 7)                       4,861
                                                                     --------

Total assets                                                         $ 54,861
                                                                     ========

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
  Accounts payable and accrued liabilities                           $  5,000
  Due to director (Note 5)                                              1,615
                                                                     --------

      Total liabilities                                                 6,615
                                                                     --------

Stockholders' equity (Note 4,5)
  Authorized:
    50,000,000 common shares
    Par value $0.001
  Issued and outstanding:
    2,840,000 common shares                                             2,840
  Additional paid-in capital                                           47,160
  Deficit accumulated during the development stage                     (1,754)
                                                                     --------

      Total stockholders' equity                                       48,246
                                                                     --------

Total liabilities and stockholders' equity                           $ 54,861
                                                                     ========

   The accompanying notes are an integral part of these financial statements.

                              ZEEZOO SOFTWARE CORP.
                          (A Development Stage Company)

                             STATEMENT OF OPERATIONS


                                                               Cumulative
                                    Date of                   Amounts From
                                 Incorporation           Date of Incorporation
                              on November 14, 2006        on November 14, 2006
                                       to                          to
                                 April 30, 2007              April 30, 2007
                                 --------------              --------------
REVENUE                           $        --                 $        --

OPERATING EXPENSES
  Amortization                            139                         139
  General & Administrative              1,015                       1,015
  Organization                            600                         600
                                  -----------                 -----------
Loss before income taxes               (1,754)                     (1,754)

Provision for income taxes                 --                          --
                                  -----------                 -----------

Net loss                          $    (1,754)                $    (1,754)
                                  ===========                 ===========
Basic and diluted loss per
 Common share (1)
                                  ===========                 ===========

Weighted average number
 of common shares
 outstanding (Note 4)               2,447,664
                                  ===========

----------
(1) less than $0.01

   The accompanying notes are an integral part of these financial statements.

                              ZEEZOO SOFTWARE CORP.
                          (A Development Stage Company)

                        STATEMENT OF STOCKHOLDERS' EQUITY

                                                                                            Deficit
                                                                                          Accumulated
                                                       Common Stock         Additional     During the        Total
                                                  ----------------------     Paid in      Development     Stockholders'
                                                  Shares         Amount      Capital         Stage           Equity
                                                  ------         ------      -------         -----           ------
Inception, November 14, 2006                           --      $      --    $      --      $      --       $      --

Initial capitalization, sale of common stock
to Directors on November 14, 2006               2,000,000          2,000        6,000                          8,000

Private placement closed January 31, 2007         840,000            840       41,160                         42,000

Net loss for the year                                  --             --           --         (1,754)         (1,754)
                                                ---------      ---------    ---------      ---------       ---------
Balance April 30, 2007                          2,840,000      $   2,840    $  47,160      $  (1,754)      $  48,246
                                                =========      =========    =========      =========       =========


   The accompanying notes are an integral part of these financial statements.

                              ZEEZOO SOFTWARE CORP.
                          (A Development Stage Company)

                             STATEMENT OF CASH FLOWS

                                                                                         Cumulative
                                                              Date of                   Amounts From
                                                           Incorporation           Date of Incorporation
                                                        on November 14, 2006        on November 14, 2006
                                                                 to                          to
                                                           April 30, 2007              April 30, 2007
                                                           --------------              --------------
CASH FLOWS USED IN OPERATING ACTIVITIES
  Net loss for the period                                    $ (1,754)                    $ (1,754)
  Adjustments To Reconcile Net Loss To Net Cash
   Used By Operating Activities
     Amortization expense                                         139                          139
  Changes in operating assets and liabilities:
     Accounts payable and accrued liabilities                   5,000                        5,000
     Due to director                                            1,615                        1,615
                                                             --------                     --------

Net cash provided by perating activities                        5,000                        5,000
                                                             --------                     --------
CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from issuance of common stock                       50,000                       50,000
                                                             --------                     --------

Net cash provided by financing activities                      50,000                       50,000
                                                             --------                     --------
CASH FLOWS USED IN INVESTING ACTIVITIES
  Website                                                      (5,000)                      (5,000)
                                                             --------                     --------

Net cash used in investing activities                          (5,000)                      (5,000)
                                                             --------                     --------

Increase in cash during the period                             50,000                       50,000


Cash, beginning of the period                                      --                           --
                                                             --------                     --------

Cash, end of the period                                      $ 50,000                     $ 50,000
                                                             ========                     ========
Supplemental disclosure with respect to cash flows:
  Cash paid for income taxes                                 $     --                     $     --
  Cash paid for interest                                     $     --                     $     --

   The accompanying notes are an integral part of these financial statements.

                              ZEEZOO SOFTWARE CORP.
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS

                                 April 30, 2007


NOTE 1. GENERAL ORGANIZATION AND BUSINESS

The Company was originally incorporated under the laws of the state of Nevada on November 14, 2006. The Company has limited operations and in accordance with SFAS #7, is considered a development stage company, and has had no revenues from operations to date.

Initial operations have included capital formation, organization, target market identification, new product development and marketing plans. Management is planning to complete development and then market and sell a computer software program that assists in the identification and registration of internet domain names. See Note 5.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING PRACTICES

The relevant accounting policies and procedures are listed below. The company has adopted an April 30 year end.

ACCOUNTING BASIS

The basis is generally accepted accounting principles.

EARNINGS PER SHARE

In February 1997, the FASB issued SFAS No. 128, "Earnings Per Share", which specifies the computation, presentation and disclosure requirements for earnings
(loss) per share for entities with publicly held common stock. SFAS No. 128 supersedes the provisions of APB No. 15, and requires the presentation of basic earnings (loss) per share and diluted earnings (loss) per share. The Company has adopted the provisions of SFAS No. 128 effective its inception.

The basic earnings (loss) per share is calculated by dividing the Company's net income available to common shareholders by the weighted average number of common shares during the year. The diluted earnings (loss) per share is calculated by dividing the Company's net income (loss) available to common shareholders by the diluted weighted average number of shares outstanding during the year. The diluted weighted average number of shares outstanding is the basic weighted number of shares adjusted as of the first of the year for any potentially dilutive debt or equity.

The Company has not issued any options or warrants or similar securities since inception.

                              ZEEZOO SOFTWARE CORP.
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS

                                 April 30, 2007


NOTE 2. (continued)

DIVIDENDS

The Company has not yet adopted any policy regarding payment of dividends. No dividends have been paid during the periods shown.

CASH EQUIVALENTS

The Company considers all highly liquid investments with maturity of three months or less when purchased to be cash equivalents.

INCOME TAXES

Income taxes are provided in accordance with Statement of Financial accounting Standards No. 109 (SFAS 109), Accounting for Income Taxes. A deferred tax asset or liability is recorded for all temporary differences between financial and tax reporting and net operating loss carry forwards. Deferred tax expense (benefit) results from the net change during the year of deferred tax assets and liabilities.

Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion of all of the deferred tax assets will be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

USE OF ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

                              ZEEZOO SOFTWARE CORP.
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS

                                 April 30, 2007


NOTE  2. (continued)

WEBSITE COSTS

Website costs consist of software development costs, which represent capitalized costs of design, configuration, coding, installation and testing of the Company's website up to its initial implementation. Upon implementation in April 2007, the asset is being amortized to expense over its estimated useful life of three years using the straight-line method. Ongoing website post-implementation costs of operation, including training and application maintenance, will be charged to expense as incurred. See Note 7.

NOTE 3. GOING CONCERN

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates, among other things, the realization of assets and satisfaction of liabilities in the normal course of business. The Company has net losses for the period from inception to April 30, 2007 of $(1,754). The Company intends to fund operations through sales and equity financing arrangements, which may be insufficient to fund its capital expenditures, working capital and other cash requirements for the year ended April 30, 2008.

The ability of the Company to emerge from the development stage is dependent upon the Company's successful efforts to raise sufficient capital and then attaining profitable operations. In response to these problems, management has planned the following actions:

     *    The Company intends to apply for an SB-2 Registration Statement.
     * Management intends to raise additional funds through public or private placement offerings.
     * Management is currently completing development of its proposed product to generate sales. There can be no assurances, however, that management's expectations of future sales will be realized.

These factors, among others, raise substantial doubt about the Company's ability to continue as a going concern. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                              ZEEZOO SOFTWARE CORP.
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS

                                 April 30, 2007


NOTE 4. STOCKHOLDERS' EQUITY

AUTHORIZED

The Company is authorized to issue 50,000,000 shares of $0.001 par value common stock. All common stock shares have equal voting rights, are non-assessable and have one vote per share. Voting rights are not cumulative and, therefore, the holders of more than 50% of the common stock could, if they choose to do so, elect all of the directors of the Company.

ISSUED AND OUTSTANDING

On November 14, 2006 (inception), the Company issued 2,000,000 shares of its common stock to its Directors for cash of $8,000. See Note 5.

On January 31, 2007, the Company closed a private placement for 840,000 common shares at a price of $0.05 per share, or an aggregate of $42,000. The Company accepted subscriptions from 38 offshore non-affiliated investors.

NOTE 5. RELATED PARTY TRANSACTIONS

The Company's neither owns nor leases any real or personal property. The Company's Directors provides office space free of charge. The officers and directors of the Company are involved in other business activities and may, in the future, become involved in other business opportunities. If a specific business opportunity becomes available, such persons may face a conflict in selecting between the Company and their other business interests. The Company has not formulated a policy for the resolution of such conflicts.

The Company's officers and directors have indicated that they have incurred approximately 800 hours of their time for the development of the proof of concept and the website based prototype of the company's proposed computer software program. This time was provided free of charge.

The amount due to a director of $1,615 has no repayment terms, is unsecured without interest and is for reimbursement of company operating expenses. The company plans to pay the amount within the next 12 months.

On November 14, 2006 (inception), the Company issued 2,000,000 shares of its common stock to its Directors for cash of $8,000. See Note 4.

                              ZEEZOO SOFTWARE CORP.
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS

                                 April 30, 2007


NOTE 6. INCOME TAXES

Net deferred tax assets are $nil. Realization of deferred tax assets is dependent upon sufficient future taxable income during the period that deductible temporary differences and carryforwards are expected to be available to reduce taxable income. As the achievement of required future taxable income is uncertain, the Company recorded a valuation allowance.

NOTE 7. WEBSITE

                     Cost         Accumulated amortization        Net book value
                     ----         ------------------------        --------------
Website costs      $ 5,000                $ 139                       $ 4,861

Website costs are amortized on a straight line basis over 3 years, its estimated useful life.

NOTE 8. NET OPERATING LOSSES

As of April 30, 2007, the Company has a net operating loss carry forward of approximately $1,154, which will expire 20 years from the date the loss was incurred.

NOTE 9. OPERATING LEASES AND OTHER COMMITMENTS:

The  Company   currently  has  no  operating  lease  commitments  or  any  other commitments.

                      DEALER PROSPECTUS DELIVERY OBLIGATION

Until 90 days  from  the  effective  date of this  Registration  Statement,  all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                 PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

               ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our officers and directors are indemnified as provided by the Nevada Revised Statutes and the bylaws.

Nevada corporation law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Nevada corporation law also provides that to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

Our Articles of Incorporation authorize our company to indemnify our directors and officers to the fullest extent permitted under Nevada law. Our Bylaws require us to indemnify any present and former directors, officers, employees, agents, partners, trustees and each person who serves in any such capacities at our request against all costs, expenses, judgments, penalties, fines, liabilities and all amounts paid in settlement reasonably incurred by such persons in connection with any threatened, pending or completed action, action, suit or proceeding brought against such person by reason of the fact that such person was a director, officer, employee, agent, partner or trustees of our company. We will only indemnify such persons if one of the groups set out below determines that such person has conducted themself in good faith and that such person:

     - reasonably believed that their conduct was in or not opposed to our company's best interests; or
     - with respect to criminal proceedings had no reasonable cause to believe their conduct was unlawful.

Our Bylaws also require us to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of our company to procure a judgment in our company's favor by reason of the fact that such person is or was a director, trustee, officer, employee or agent of our company or is or was serving at the request of our company in any such capacities against all costs, expenses, judgments, penalties, fines, liabilities and all amounts paid in settlement actually and reasonably incurred by such person. We will only indemnify such persons if one of the groups set out below determined that such persons have conducted themselves in good faith and that such person reasonably believed that their conduct was in or not opposed to our company's best interests. Unless a court otherwise orders, we will not indemnify any such person if such person shall have been adjudged to be liable for gross negligence or willful misconduct in the performance of such person's duty to our company.

The determination to indemnify any such person must be made:

     -    by our stockholders;
     - by our board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;
     -    by independent legal counsel in a written opinion; or
     -    by court order.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of our company under Nevada law or otherwise, our company has been advised that the opinion of the Securities and Exchange Commission is that such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of our company under Nevada law or otherwise, we have been advised the opinion of the Securities and Exchange Commission is that such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event a claim for indemnification against such liabilities (other than payment by us for expenses incurred or paid by a director, officer or controlling person of our company in successful defense of any action, suit, or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction, the question of whether such indemnification by it is against public policy in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

              ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

We have, or will expend fees in relation to this registration statement as detailed below:

         Expenditure Item                     Amount
         ----------------                     ------
     Attorney and consulting fees            $12,500
     Audit Fees                                2,000
     Transfer Agent Fees                       1,500
     SEC Registration                              5
     Other and Miscellaneous (1)               1,000
     Edgarizing and Filing Fees (1)              700
                                             -------
     TOTAL                                   $17,705
                                             =======

----------
(1) Estimates

                ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

We have sold securities within the past three years without registering the securities under the Securities Act of 1933 on two separate occasions.

On November 14, 2006 Mr. Joel Gugol, our President and Director, purchased 1,000,000 shares of our common stock for $0.004 per share or an aggregate of $4,000. On November 14, 2006 Mr. Erickson Mercado, our Secretary Treasurer and Director, purchased 1,000,000 shares of our common stock for $0.004 per share or an aggregate of $4,000. No underwriters were used, and no commissions or other remuneration was paid except to Zeezoo. The securities were sold in an offshore transaction relying on Rule 903 of Regulation S of the Securities Act of 1933. Mr. Gugol and Mr. Mercado are not U.S. persons as that term is defined in Regulation S. No directed selling efforts were made in the United States by Zeezoo, any distributor, any of their respective affiliates or any person acting on behalf of any of the foregoing. We are subject to Category 3 of Rule 903 of Regulation S and accordingly we implemented the offering restrictions required by Category 3 of Rule 903 of Regulation S by including a legend on all offering materials and documents which stated that the shares have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States or to US persons unless the shares are registered under the Securities Act of 1933, or an exemption from the registration requirements of the Securities Act of 1933 is available. The offering materials and documents also contained a statement that hedging transactions involving the shares may not be conducted unless in compliance with the Securities Act of 1933. The shares continue to be subject to Rule 144 of the Securities Act of 1933.

On January 31, 2007 we accepted subscription agreements that sold 840,000 common shares to the following 38 subscribers at an offering price of $0.05 per share for gross offering proceeds of $42,000. This was an offshore transaction pursuant to Regulation S of the Securities Act. The offering price for the offshore transactions was established on an arbitrary basis. All of the following persons are not U.S. persons, as the term is defined under Regulation S and the sales of our common stock to the following person are made in offshore transactions as the term is defined under Regulation S. No direct selling efforts were made in the United States by Zeezoo, any distributor, any of ourr respective affiliates, or any person acting on behalf of any of the foregoing. We are subject to Category 3 of Rule 903 of Regulation S and accordingly we implemented the offering restrictions required by Category 3 of Rule 903 of Regulation S by including a legend on all offering materials and documents which stated that the shares have not been registered under the SECURITIES ACT OF 1933 and may not be offered or sold in the United States or to U.S. persons unless the shares are registered under the SECURITIES ACT OF 1933, if an exemption from registration requirements of the SECURITIES ACT OF 1933 is available. The offering materials and documents also contained a statement that hedging transactions involving the shares may not be conducted unless in compliance with the SECURITIES ACT OF 1933.

Name of Stockholder                   Number of Shares Subscribed
-------------------                   ---------------------------
Rachel G. Castillo                              20,000
Aireen G. Argayosa                              24,000
Maria Cristina C. Gonzales                      22,000
Norberto P. Saway                               24,000
Rowena Licerio Vicente                          24,000
Erlinda P. Alasio                               24,000
Shiela L. Lorenzo                               24,000
MaryRose M. Tappa                               24,000
Maria Teresa Trinidad                           22,000
Gerlinda S. Gaspado                             24,000
Geraldine T. Gugol                              20,000
Isabelita N. Bumatay                            20,000
Estelito L. Arinal Jr.                          22,000
Clint T. Asehan                                 20,000
Brenda A. Macatangay                            24,000
Susan M. Supera                                 20,000
Jocelyn Ella Caidic                             22,000
Daisylyn B. Quijano                             22,000
Mylene Soliman Mamanad                          24,000
Luzviminda C. Limpin                            24,000
Ma Solita A. Diwata                             22,000
Marie Kristine Manalo Roldan                    22,000
Bernadette P. Malubag                           20,000
Ma Lilian S. Dantes                             22,000
Nayda Santos Lumalang                           20,000
Erlinda E. Dizon                                20,000
Kristian Nelson S. Sauva                        22,000
Rosemarie D. Villones                           22,000
Shiela Rose C. Alvarez                          22,000
Carina Consignado Azaula                        20,000
Monique Anorico Garrovillas                     22,000
Roma Magnanao                                   24,000
Jaleth A. Espirito Santo                        22,000
Jocelyn C Catapat                               22,000
Meldita C Austria                               22,000
Myleen M Labog                                  22,000
Edilyn M. Cadiente                              24,000
Rowena V. Dumalay                               20,000
                                               -------
TOTAL                                          840,000
                                               =======

                                ITEM 27. EXHIBITS

     Number                        Description
     ------                        -----------
      3.1   Articles of Incorporation.
      3.2   Bylaws.
      5.1   Consent and Opinion re: Legality.
     23.1   Consent of Accountant
     99.1 Form of subscription agreement used between our company and the 38 non affiliated shareholders who purchased 840,000 common shares at $0.05 per share, as listed in ITEM 26.

                              ITEM 28. UNDERTAKINGS

We hereby undertake the following:

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (a) To include any prospectus required by Section 10(a) (3) of the Securities Act of 1933;

     (b) To reflect in the prospectus any facts or events arising after the effective date of this registration statement, or most recent post-effective amendment, which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

     (c) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement.

That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the Offering of such securities at that time shall be deemed to be the initial bona fide Offering thereof.

To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the Offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the directors, officers and controlling persons pursuant to the provisions above, or otherwise, Zeezoo has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of the directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of the directors, officers, or controlling persons in connection with the securities being registered, Zeezoo will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act, and Zeezoo will be governed by the final adjudication of such issue.

For determining liability under the Securities Act, to treat the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant under Rule 424(b) (1) or (4) or 497(h) under the Securities Act as part of this Registration Statement as of the time the Commission declared it effective.

                                   SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and to this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tagig City, Manila, Philippines on June 6, 2007.

ZEEZOO SOFTWARE CORP.


/s/ Joel M. Gugol
--------------------------------------
Joel M. Gugol
President, Principal Executive Officer


/s/ Erickson D. Mercado
--------------------------------------
Erickson D. Mercado
Secretary/Treasurer, Principal Financial Officer
and Principal Accounting Officer

In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.


/s/ Joel M. Gugol                                           June 6, 2007
--------------------------------------
Joel M. Gugol
Director


/s/ Erickson D. Mercado                                     June 6, 2007
--------------------------------------
Erickson D. Mercado
Director